Filed Pursuant to Rule 424(b)(4)

Registration No. 333-225157

PROSPECTUS

Up to 2,148,801 Shares of Common Stock

An aggregate of up to 2,148,801 shares of our common stock, consisting of (i) 1,299,199 shares of our common stock issuable upon conversion of 13% senior secured convertible promissory notes held by selling stockholders (the “Notes”), (ii) 649,602 shares of our common stock issuable upon the exercise of outstanding warrants (the “Warrants”), and (iii) 200,000 shares of restricted common stock issued to Insight Advisory, LLC (“Insight”) pursuant to a consulting agreement, which vest upon a qualified financing triggered upon a financing of $10,000,000, on or before December 31, 2018, which will be satisfied upon completion of our initial public offering (“IPO”), are currently being offered under this prospectus by certain stockholders. Pursuant to the Notes and the security agreements entered into in connection with the 2018 bridge loan financing, we received $3,046,281 of new investor funding, which may be converted into shares of our common stock at a conversion price equal to the lower of $2.5480 or 70% of the price of shares of the IPO price.

The selling stockholders must sell their shares at a fixed price per share of $5.00, which is the per share price of the shares being offered in the IPO. Thereafter, the shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of shares of our common stock which we are offering for sale to the public through our underwriters, excluding any shares issuable upon the underwriters’ over-allotment option, which we refer to herein as the IPO Offering.

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “HYRE.”

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 10 to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors. See “Risk Factors-Risks Relating to Ownership of Our Securities.”

Sales of the shares of our common stock registered in this prospectus and the IPO Prospectus will result in two offerings taking place concurrently which might affect price, demand, and liquidity.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 26, 2018

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

Until July 21, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “company,” the “registrant,” “HyreCar,” “we,” “our,” or “us” in this prospectus mean HyreCar Inc.;

●	“year” or “fiscal year” mean the year ending December 31st;

●	all dollar or $ references when used in this prospectus refer to United States dollars; and

●	all share and per share information relating to our common stock in this prospectus has been adjusted to reflect a 1 for 1.8404 reverse stock split implemented by the company on May 17, 2017.

This offering is concurrent with the IPO Offering pursuant to an underwriting agreement we have entered into with Network 1 Financial Securities, Inc. on June 26, 2018 with them as the representative of the underwriters set forth therein. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us 2,520,000 shares of common stock offered for sale at an initial offering price of $5.00 (excluding 378,000 shares issuable upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any). Please read the risk factors, including the risk factor titled “Sales of our common stock in this offering will be taking place concurrently with common stock registered in the IPO Offering which might affect the price, demand, and liquidity of our common stock” on page 15.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications, articles and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	our services will be adversely affected by competitive products, technologies and/or pricing;

●	we will be able to protect our intellectual property;

●	we will be able to raise funds, as and when we need to, for our operations; and

●	we will be successful at managing the risks involved in the foregoing.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

iii

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under this section and “Risk Factors”, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

HyreCar Inc. was formed as a corporation in the State of Delaware on November 24, 2014. Our founders identified the need for a car-sharing platform for individuals who wanted to drive for ride-sharing companies such as Uber Technologies, Inc. (“Uber”) and Lyft Inc. (“Lyft”), but whose automobiles could not meet the standards imposed by such ride-sharing companies. For example, Uber maintains strict guidelines regarding the types of cars a driver can use. Although guidelines relating to cars can differ by state, in general the use of two door coupes, motorcycles and cars that are 12 years or older are excluded. Our founders, before deciding to purchase qualifying sedans that met Uber’s strict guidelines, first inquired as to whether there were any rental options available from Uber that would allow them to drive for the ride-sharing platform. To their surprise, there were no rental options available, other than a shadow industry of individuals renting cars to one another.

HyreCar is a unique peer-to-peer car-sharing marketplace that allows car owners (collectively, “Owners”) to rent their idle cars to ride-sharing service drivers (collectively, “Drivers”). By conveniently sourcing vehicles from individual Owners, part-time Drivers may easily enter and exit the market. Accordingly, the company’s business model provides us with the opportunity to satisfy fluctuating transportation demand in cities around the United States by matching Owners and Drivers.

Our business is based on a proprietary car-sharing marketplace developed to (i) enroll Owners and Drivers, (ii) facilitate the matching of Owners and Drivers and (iii) log rental activity for Owners and Drivers. All transactions related to the rental (including, but not limited to, background checks, rentals, deposits and insurance costs) are run securely through the HyreCar platform. Drivers and Owners access their rental or car dashboards through a unique login. Drivers can easily initiate, terminate or extend a rental through the platform while Owners can manage their car or fleet of cars through the platform.

We believe we have a competitive advantage with our commercial automobile policy that covers both Owners and Drivers. The policy is specifically designed to cover the period of time in which a Driver is operating an Owner’s vehicle while not actively operating a vehicle on a ride-sharing platform, such as Uber or Lyft. During the periods when Drivers are actively operating on a ride-sharing platform, the insurance defaults to the state mandated insurance provided by the applicable ride-sharing company. To our knowledge, we are the only provider of this car-matching service which is made possible by this unique insurance product.

In 2015, our first full year of operations, we earned revenues of $29,292 with an operating loss of $108,371. In 2016, our second full year of operations, we earned revenues of $515,437 with an operating loss of $838,560. In 2017, our third full year of operations, we earned revenues of $3,223,874 with an operating loss of $4,066,950. In 2017, revenues grew 525% and our operating loss grew 385% as compared to operations in 2016.

To date, the majority of our sales growth has been through organic search traffic. During the three months ended March 31, 2018, we spent $407,538 on advertising. During the years ended December 31, 2017 and 2016, we spent $433,506 and $123,479, respectively, on marketing. Going forward however, we intend to significantly increase our spending on marketing because we believe that on-line channels and off-line brand awareness advertising will provide substantial opportunities for growth.

Industry and Market Opportunities

Our company was founded to capitalize on a combination of two growth markets: ride-sharing (an industry led by Uber and Lyft) and car-sharing (an industry led by companies such as Car2go N.A., LLC, ZipCar, Inc. and Turo, Inc. Our customers are the Drivers that use our car-sharing platform to rent a car and then use that car to make money driving for either Uber or Lyft. Finding enough cars and drivers to meet demand has been a problem for ride-sharing companies. In an online post dated November 24, 2013, TechCrunch.com stated:

“In some more established markets, Uber is struggling to keep enough cars on the road to meet the demand — and that’s a problem. It means cars either aren’t available, or if they are, there are longer wait times, and lower overall satisfaction with the service. Uber has tried to deal with this in the past by instituting surge pricing — which both curbs demand and ensures that drivers are more likely to continue driving at peak times.

But ultimately, the company knows that the only way to deal with that demand is to sign up more drivers. And one way to do that is by ensuring that they’ll have a car to drive if they’ve been approved for the Uber platform.”

We believe that we are the only peer-to-peer car-sharing platform focused on the ride-sharing industry in the United States. We have added over 5,490 new Drivers, matching them with Owner vehicles that have been used on the Uber and Lyft platforms over the past several years. During the years ended December 31, 2017 and 2016, we added approximately 4,430 and 1,060 new Drivers, respectively, into cars so that they could drive for Uber and Lyft. These numbers represent an equivalent 318% growth rate in new Drivers onto the HyreCar platform year over year.

Our Relationship with Lyft

On May 17, 2017, we announced an arrangement with Lyft that allows us to activate our Drivers through Lyft’s sign-up portal. This sign-up process allows drivers to begin providing services on Lyft’s platform within one business day. The majority of cars on our platform come pre-certified for ride-sharing under Lyft’s vehicle requirements, enabling new and existing drivers to find a car and get on the road. The Lyft arrangement has not been formalized in a written agreement. We are also in talks with other ride-sharing companies to establish similar partnerships; however, no formal arrangements have been entered into to date.

Our Strengths

Using our platform, vehicle Owners can post their cars to our marketplace and Drivers can browse car inventory prior to rental. Once a Driver finds a car, he or she creates a profile, enters his or her personal information and credentials (including, address, city, state, copy of applicable state issued driver’s license, Uber or Lyft credentials and SSN) and submits a credit card or debit card for payment. We then perform a criminal background check, DMV driving record check, Homeland Security Watch-list and Sex Offender database check. HyreCar’s screening criteria is stricter than Uber and Lyft’s background check. We are focused on maintaining a safe user experience and ensuring that all transactions between Owners and Drivers are processed through a secure web platform.

Why Drivers Use Our Service

●	Attractive Market: Drivers’ ability to earn income by driving for a ride-sharing business.

●	Pay-As-You-Go: Drivers are not locked into long-term lease agreements, long-term monthly payments or subscription fees.

●	Convenience: Drivers can pick up the car from someone close by. Time from registration to getting behind the wheel currently averages under 48 hours.

●	Transparency and Trust: There are no hidden fees and only Owners that have been properly screened are permitted to use the platform.

●	Customer Experience: Application of game-design elements (i.e. gamification) of the platform keeps Drivers engaged.

Why Owners Use Our Service

Data from a national survey of driving behavior indicates that private vehicles are in use 5% or less during any given day, or about one hour per day. Given the excess capacity of vehicle hours, higher vehicle utilization rates, and lower vehicle ownership rates, we expect a consumer shift towards acceptance of car-sharing. Based on the results of the survey, we believe our platform is advantageous for the following reasons:

●	Passive Income: We often match Owners with long term Drivers, which provides the Owners with a steady source of passive income resulting from our seamless re-booking process.

●	Insurance: Liability policy fills the gaps left by personal and ride-sharing policies.

●	Review of Drivers: Drivers must pass our extensive background checks and most Drivers have also passed the Uber and Lyft background checks.

Insurance Coverage

A key component to our business is our commercial auto policy. The two sided nature of our platform means that we need to insure both the Driver and the Owner. Prior to any rental, the Driver and Owner are provided an insurance ID card that lists the driver’s name and the vehicle identification number. Insurance is typically generated twenty-four hours in advance of the commencement of the rental through to when the Owner confirms drop-off of the rented vehicle by the Driver. The vehicle pick-up and drop-off is all managed through our platform. An owner takes pictures of his or her vehicle prior to pressing the “Confirm Pick-up” button on the HyreCar mobile app. (If pictures are not taken and the button is not pressed, it provides grounds for a claim denial; subsequent liability and/or physical damage rests solely on the Driver and Owner.) After the rental is completed, the Owner presses the “Confirm Drop-off” button on the HyreCar mobile app and the rental ends.

American Business Insurance Services (“ABI”) is our managing general underwriter (“MGU”). ABI handles all of our back-end insurance generation and processing through a seamless application programming interface connection with the HyreCar databases.

For insurance purposes a vehicle rental is broken into four distinct driving periods. Period 0 is when the Driver has picked a vehicle up from the Owner and is driving with the Uber or Lyft app turned-off. Period 1 is when the Driver has the Uber or Lyft app turned-on, but has not yet accepted a fare. Period 2 is when the Driver has accepted a fare and is on the way to pick-up a passenger. Period 3 is when a passenger is in the vehicle. The HyreCar policy is specifically written to cover Period 0 (periods in which the Drivers are operating HyreCar vehicles OFF the Uber or Lyft platform). During the periods when Drivers are operating ON the Uber or Lyft platform (Periods 1, 2 and 3), the HyreCar insurance subordinates to state mandated insurance provided by Uber and Lyft. This enables us to keep insurance costs and liability low by leveraging state mandated insurance policies provided by the transportation network companies (“TNCs”).

Business Structure and Strategy

We operate out of our corporate office in Los Angeles, California. Our technology platform allows for a relatively small staff compared to the size and reach of our business. For example, we operate in 34 states plus the District of Columbia with no physical presence in those states, with the exception of California. Our expansion into new states is currently only limited by specific insurance considerations.

Sales and marketing are vital to our future profitability and growth because most potential customers are initially reluctant to pay upfront fees. Early interactions with our customers indicated that if customers were walked through the process once by a member of our sales and marketing team, the customers were more inclined to use and continue to use our services for a longer period of time. Accordingly, we implemented a one-man sales team in May 2016, and our revenue rose 193% that month from the prior month. Since then, building a strong sales team has become a priority.

We have expanded the sales team, which is now divided into a Driver team and an Owner team. The Driver team has a total of 15 sales contractors, which are split into three sub-teams. Driver team members make approximately 30 calls a day to new customer leads with a mandate to facilitate drivers into cars via the HyreCar platform. The Owner team has a total of six sales contractors split evenly into the following three regions: west coast states, central states and east coast states. The Owner sales team’s primary objective is to get Owners to list their cars on the HyreCar platform.

The sales team headcount has reached critical mass and we expect to maintain current headcount through 2018 to hit a forecast growth rate of 14% month over month. Capping headcount is a key assumption that we believe will drive profitability. The ability to grow topline revenue while capping sales expense is achieved through a combination of marketing and technology. Organic bookings, defined as a rental without sales agent contact, have jumped from 7.5% of revenue in 2016 to an estimated 14.5% in 2017. Attribution of organic bookings is directly related to the quality of marketing leads generated and user experience / user interphase enhancements (UI/UX) per technology development. The company’s expectation is that both aspects contribute to low operating expense growth in relation to revenue, which in-turn, the company believes, will lead to higher gross profit in 2018.

Technology contractors are the second largest planned use of proceeds from the IPO Offering. We currently operate with three overseas development teams (two in Vietnam and one in India) and two teams in the United States, including multiple full-time developers based out of our home office in Los Angeles. These teams are tasked with maintaining the current site, addressing bugs in the current code base and small improvements to the Owner and Driver user experience and user interphase. Maintenance of the current site includes transitioning back-end legacy code to graphOL, applications and proprietary software, with the goal of increasing organic bookings and automating processes for scale.

Support and operations underpin the company. Insurance claims management, Owner payment resolutions, Driver payment resolutions, collections, chat support, email support, phone support, late rentals, car recovery, Driver verifications, insurance generation and insurance verification all work together to create what we believe is a “best in class” customer service experience. Currently, we have 13 in-house support staff and three team members in India. Our plan is to build a domestic support team that is client-facing and use the team in India for special projects and administrative tasks. We believe that customer service is critical to our goal of bringing new Drivers/Owners onto the platform and retaining those customers who have already utilized our services.

Revenue Model

We generate revenue by taking a fee out of each rental processed on our platform. Each rental transaction represents a Driver renting a car from an Owner. Drivers pay a weekly rental rate, plus direct insurance costs and a 10% HyreCar fee. Owners receive their weekly rental rate minus a 15% HyreCar fee. For example, as of December 31, 2017, the average weekly rental rate of a HyreCar vehicle is $200 (“Weekly Rental”), plus direct insurance costs, plus a 10% HyreCar fee ($20), totaling $290 in total gross billings. This gross billing amount is charged to the Driver’s account in one lump sum. $170 or 85% of the weekly rental is subsequently transferred to the Owner. HyreCar earns revenues from the transaction fee of $50 and gross fees from the insurance of $70. Accordingly, the GAAP reportable revenue recognized by HyreCar is $120 in this transaction (as detailed in the table below).

Weekly Rental	$200.00
Direct Insurance	$70.00
HyreCar Driver Fee	$20.00	(10% of weekly rental)
HyreCar Gross Billings	$290.00
Owner Payment	$170.00	(85% of weekly rental)
HyreCar Revenue	$120.00

Gross billings is an important measure by which we evaluate and manage our business. We define gross billings as the amount billed to Drivers, without any adjustments for amounts paid to Owners, refunds or rebates. Gross billings include transactions from both our revenues recorded on a net and a gross basis. It is important to note that gross billings is a non-GAAP measure and as such, is not recorded in our financial statements as revenue. However, we use gross billings to asses our business growth, scale of operations and our ability to generate gross billings is strongly correlated to our ability to generate revenues. Gross billings may also be used to calculate net revenue margin, defined as the company’s GAAP reportable revenue over gross billings. Using the definition of net revenue margin and the example above, HyreCar’s net revenue margin is equal to approximately 41% ($120 HyreCar’s GAAP revenue over $290 Total Gross Billings). A breakout of revenue components is provided in MD&A and the financial footnotes.

The table below sets forth a reconciliation of our GAAP reported revenues to gross billings for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016:

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
Revenues (GAAP reported revenue)	$1,714,183	$505,325	$3,223,874	$515,437
Add: Refunds, rebates and deferred revenue	384,187	136,166	766,487	125,720
Add: Owner payments (not recorded in financial statements)	2,347,760	749,900	5,030,933	831,731
Gross billings (non-GAAP measure not recorded in financial statements)	$4,446,130	$1,391,391	$9,021,294	$1,472,888

Marketing Plan

In November 2016, our marketing team reviewed keyword searches using Google Analytics. Thirty keywords and phrases were chosen and analyzed, allowing the team to determine in which cities the persons searching for the keywords and phrases were located. For example, approximately 400,000 people in Los Angeles googled key words like, “rent a car for Uber”, “Uber”, and “Uber Leasing.” Overlaying our customer demographics with the Google search results created a Driver/Owner affinity population of approximately 25 million potential customers, with the bulk of the 25 million concentrated in 16 core geographic locations. Core geographies represent the top 16 metropolitan statistical areas, or MSAs, in the country based off population count. The 34 states we operate in encompass all 16 MSAs with additional secondary and tertiary cities contributing as well.

Insurance Opportunity

A large percentage of our cost of revenues is direct insurance expense, which we pay to the insurance company. The premiums are broken into two categories, liability insurance and physical damage. The unique nature of our insurance enables us to keep insurance costs and liability low by leveraging state mandated insurance policies provided by the TNCs. Our insurance premiums have exceeded liability and physical damage claims throughout 2017, and we intend to examine self-insurance options in 2018.

Current estimates are that in excess of 35% of all commercial property and casualty premiums are in some form of alternative risk structure. The company has explored many forms of alternative risk structures including self-insurance through captive insurance programs and policies. Specifically, cell captives are entities consisting of a core and an indefinite number of cell entities which are kept legally separate from each other. A captive or protected cell is an ideal mechanism to deal with a large number of self-insured retention(s). The benefits of having a cell captive include:

●	generating a financial return through participating in the risk;

●	increased control over potential insurance coverage and costs;

●	illustrating to a carrier the willingness to share in the risk; and

●	creating more stability in the insurance program.

Pending a Q2 2018 feasibility study into the benefits of cell captives, the company believes it will be able to cut direct insurance costs by approximately 30% from 2017 premium levels. A potential 30% reduction in annualized premiums is a significant cost savings that increases the company’s gross profit margin, and we believe it will contribute to company profitability in 2018. The company estimates some form of insurance cost savings will be in-place by the end of Q2 2018. To the extent the company offers insurance directly, then the company will disclose any related revenues on the face of its income statements, in related notes and in the MD&A section of the company’s periodic reports.

In addition to self-insurance, the company is also working with our Managing General Agent (“MGA”) to develop new and innovative insurance products. The company has proposed a new type of owner “lay-up” insurance for vehicle owners on the HyreCar platform. Lay-up insurance replaces the need for an owner’s personal auto insurance policy and would represent significant cost savings when compared to other insurance options available in the market today. Offering this type of insurance product benefits the company in multiple verticals, including reduced insurance claim expense, greater customer retention and stickiness to the HyreCar platform. Our MGA has begun piloting lay-up insurance to vehicle owners.

Company and Other Information

HyreCar Inc. was incorporated in the State of Delaware on November 24, 2014. Our principal executive offices and mailing address are 355 South Grand Avenue, Suite 1650, Los Angeles, California 90071. Our main telephone number is (888) 688-6769. Our corporate website address is: www.hyrecar.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon with respect to this offering.

HyreCar, the HyreCar logo and any other current or future trademarks, service marks and trade names appearing in this prospectus are the property of HyreCar Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This Prospectus Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case appearing elsewhere in this prospectus.

Nasdaq Listing and Symbol

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “HYRE.”

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

●	Our limited operating history makes it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.

●	If we do not effectively expand and train our sales team, we may be unable to add new customers or increase listings or rentals on our platform, and our business will be adversely affected.

●	Fluctuating economic conditions make it difficult to predict revenue for a particular period, and a shortfall in revenue may harm our operating results.

●	We do not have written contracts with either Uber or Lyft and our current relationships with either of these companies could change in the future, which could adversely affect our revenues.

●	The ride-sharing model may not continue to grow, which would adversely affect our business.

●	Our unique peer to peer structure could be duplicated and our inability to accurately predict user behavior could negatively impact our sales projections.

●	The market forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we operate achieve growth, we cannot assure you our business will grow at similar rates, if at all.

●	Our insurance coverage program is unique to our business, but it may not continue to be cost effective in the future.

●	Our operations are dependent on our current management. The loss of any member of our management team could adversely affect our operations and financial results.

●	Our results of operations are likely to vary significantly from period to period, which could cause the price of our common stock to decline.

●	We have had operating losses each year since our inception, and may not achieve or maintain profitability in the future.

●	Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

●	We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

●	Changes in government regulations could have an adverse impact on our business.

●	Any material limitation in the fuel supply could adversely affect our business.

●	There can be no assurance of any return on your investment.

●	Because the public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following the IPO Offering, new investors will experience immediate and substantial dilution.

●	We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

●	We have not conducted an evaluation of the effectiveness of our internal control over financial reporting and will not be required to do so until 2018. If we are unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

●	There is presently no trading market for our common stock and no assurance can be given that a trading market will exist in the future. Accordingly, you may be unable to liquidate your investment.

●	Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation of our common stock, if any, will be your sole source of gain.

●	We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

●	Future sales and issuances of our common stock or rights to purchase common stock pursuant to our 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) or 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) could result in additional dilution of the percentage ownership of our stockholders.

●	We will incur increased costs as a result of being a public company.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	the requirement that we provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirement that we hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the IPO Offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold securities.

Reverse Stock Split

On May 17, 2017, we effected a 1-for-1.8404 reverse stock split of our issued and outstanding shares of common stock. All shares of our common stock referred to in this prospectus reflect the reverse split.

Going Concern

Our financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the year ended December 31, 2017, we generated revenues of $3,223,874 and incurred a net loss of $4,271,732. During the year ended December 31, 2016, we earned revenues of $515,437 and incurred a net loss of $866,676.

We intend to rely on debt and equity financing for working capital until positive cash flows from operations can be achieved, which may never occur. We have incurred operating losses since inception. These matters raise substantial doubt about our ability to continue as a going concern. Throughout the next twelve months, we expect to fund our operations from additional debt and/or equity offerings, and increased revenue from our operations. If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2017 and 2016 with respect to this uncertainty.

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business and Our Industry

Our limited operating history makes it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.

We were founded in 2014. Our limited operating history makes it difficult to evaluate our current business and prospects and plan for and model our future growth. We have encountered and will continue to encounter risks and uncertainties frequently encountered by rapidly growing companies in developing markets. If our assumptions regarding these risks and uncertainties are incorrect or change in response to changes in the ride-sharing or car-sharing market, our results of operations and financial results could differ materially from our plans and forecasts. Although we have experienced rapid growth since our inception, there is no assurance that such growth will continue. Any success we may experience in the future will depend in large part on our ability to, among other things:

●	maintain and expand our customer base and the ways in which customers use our platform;

●	expand revenue from existing customers through increased or broader use of our platform;

●	improve the performance and capabilities of our platform through research and development;

●	effectively expand our business domestically and internationally, which will require that we rapidly expand our sales force and fill key management positions; and

●	successfully compete with other companies that currently provide, or may in the future provide, solutions like ours.

If we are unable to achieve our key objectives, including the objectives listed above, our business and results of operations will be adversely affected and the fair market value of our securities could decline.

If we do not respond appropriately, the evolution of the automotive industry towards autonomous vehicles and mobility on demand services could adversely affect our business.

The automotive industry is increasingly focused on the development of advanced driver assistance technologies, with the goal of developing and introducing a commercially-viable, fully automated driving experience. The high development cost of active safety and autonomous driving technologies may result in a higher risk of exposure to the success of new or disruptive technologies different than those being developed by us. There has also been an increase in consumer preferences for mobility on demand services, such as car- and ride-sharing, as opposed to automobile ownership, which may result in a long-term reduction in the number of vehicles per capita. These evolving areas have also attracted increased competition from entrants outside the traditional automotive industry. If we do not continue to innovate to develop or acquire new and compelling products that capitalize upon new technologies in response to OEM and consumer preferences, this could have an adverse impact on our results of operations.

If we do not effectively expand and train our direct sales force, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.

We continue to be substantially dependent on our direct sales force to obtain new customers and increase sales with existing customers. There is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, because we continue to grow rapidly, a large percentage of our sales force is new to our company. If we are unable to hire and train a sufficient number of effective sales personnel, or the sales personnel we hire are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

Fluctuating economic conditions make it difficult to predict revenue for a particular period, and a shortfall in revenue may harm our operating results.

Our revenue depends significantly on general economic conditions and the demand for products in the ride-sharing and car-sharing market. Economic weakness, customer financial difficulties, and constrained spending on ride-sharing may result in decreased revenue and earnings. Such factors could make it difficult to accurately forecast our sales and operating results.

We have no formal contracts with either Uber or Lyft and our current relationships with either of these companies could change in the future, which could adversely affect our revenues.

Although we have deployed drivers and cars to the systems of both Uber and Lyft since our operations began in 2015, there is currently no formal contractual relationship in place with either company. On May 17, 2017, we announced an arrangement with Lyft that allows us to activate our Drivers through Lyft’s sign-up portal; however, this is an oral arrangement that has not been memorialized in a written agreement. Consequently, each of these relationships could be discontinued at any time. In addition, virtually all of our revenue is generated by cars and drivers operating on both the Uber or Lyft platform and therefore this concentration represents a high degree of risk to us and to potential investors.

The ride-sharing model may not continue to grow, which would adversely affect our business.

Our business and future growth is significantly dependent on the continued success of each of Uber, Lyft, and other software-based systems that have come into the marketplace to compete with standard taxicab transportation organizations.

While the effect of those companies has been to decrease the cost and therefore increase the utilization of ride-sharing, there can be no assurance that consumer utilization of these systems will continue to grow, or that competition and the resulting price pressure will not undermine the viability of these types of systems, thereby adversely affecting our business.

Our unique peer to peer structure could be duplicated and our inability to accurately predict user behavior could negatively impact our sales business.

Although to date neither Uber nor Lyft have endeavored to develop a peer-to-peer system to match drivers and car owners as we are doing, there can be no assurance that either one of these companies or other competitors subsequently entering the marketplace will not endeavor to do so, and there can be no assurance that such competition will not have a negative impact on our business.

Furthermore, although several attempts to match up fleets of cars owned by operators with Uber and Lyft drivers have failed, there can be no assurance that other entities will not enter the marketplace on this basis with economic and logistical models that solve the problems that caused this failure.

The market forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we operate achieve growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates, which may not prove to be accurate. Forecasts relating to the expected growth in the ride-sharing market, including the forecasts or projections referenced in this prospectus, may prove to be inaccurate. Even if the ride-sharing market experiences the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Our insurance coverage program is unique to our business, but it may not continue to be cost effective in the future.

We are currently the only company in the ride-sharing sector that has succeeded in structuring a cost-effective insurance program to provide for our liability when a driver and a car are carrying passengers. However, we have a short history in assessing the correlation between personal injury and property damage risks and the cost of insurance premiums, and there can be no assurance that our current projections will continue to be cost effective in the future.

Our operations are dependent on our current management. The loss of any member of our management team could adversely affect our operations and financial results.

We are highly dependent upon the retention of the services of our current management, specifically Joseph Furnari, Michael Furnari, Anshu “Andy” Bansal and Abhi Arora. The loss of any one of these individuals could adversely affect our operations and financial results. Our business also depends on our ability to attract and retain additional highly qualified management, technical, operating, and sales and marketing personnel. We do not currently maintain key person life insurance policies on any of our employees. We do not have fixed term employment agreements with any of our management employees, all of whom could terminate their relationship with us at any time.

Our results of operations are likely to vary significantly from period to period, which could cause the price of our common stock to decline.

Our results of operations have varied significantly from period to period. For example, the months of January, February and March are traditionally very slow for transportation demand. We expect that our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

●	our ability to attract and retain new customers;

●	the budgeting cycles and purchasing practices of customers;

●	the timing and success of new service introductions by us or our competitors or any other change in the competitive landscape of the ride-sharing or car-sharing market, including consolidation among our competitors;

●	our ability to successfully expand our business domestically and internationally;

●	changes in our pricing policies or those of our competitors;

●	any disruption in, or termination of, our relationship with our insurance carriers or ride sharing companies with which we do business;

●	the cost and potential outcomes of future litigation, if any;

●	seasonality in our business;

●	general economic conditions, both domestic and foreign, assuming we expand into foreign markets;

●	future accounting pronouncements or changes in our accounting policies or practices; and

●	the amount and timing of operating costs and capital expenditures related to the expansion of our business.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, the price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

We have had operating losses each year and quarterly period since our inception, and may not achieve or maintain profitability in the future.

We have incurred operating losses each year and every quarterly period since inception. For the three months ended March 31, 2018 and 2017, our operating loss was $1,574,057 and $680,156, respectively. For the years ended December 31, 2017 and 2016, our operating loss was $4,066,950 and $838,560. We expect our operating expenses to increase in the future as we expand our sales and marketing efforts and continue to invest in research and development of our technologies. These efforts may be costlier than we expect, and we may not be able to increase our revenue to offset our increased operating expenses. Our revenue growth may slow or our revenue may decline for a number of other reasons, including reduced demand for our services, increased competition, a decrease in the growth or size of the ride-sharing or car-sharing market or any failure to capitalize on growth opportunities. Any failure to increase our revenue as we grow our business could prevent us from achieving or maintaining profitability. If we are unable to meet these risks and challenges as we encounter them, our business, financial condition and results of operations may suffer.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

Our audited financial statements at December 31, 2017 and 2016 and for the years then ended were prepared assuming that we will continue as a going concern.

Primarily as a result of our losses, limited working capital, and significant operating costs expected to be incurred in the next twelve months, the report of our independent registered public accounting firm included elsewhere in this prospectus contains an explanatory paragraph on our financial statements stating there is substantial doubt about our ability to continue as a going concern due to recurring losses from operations and deficiencies in working capital and net capital. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock in the IPO Offering or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital.

If we are unable to secure additional capital, we may be required to curtail our business initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause a significant reduction in the scope of our planned development, which could harm our business, financial condition and operating results. The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment.

Our obligations to the holders of the Notes, are secured by a security interest in substantially all of our assets, so if we default on those obligations, the holders of the Notes could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

All amounts due under the Notes are secured by our assets. As a result, if we default on our obligations under the Notes, the holders could foreclose on their security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

We are subject to certain covenants set forth in the Notes. Upon an event of default, including a breach of a covenant, we may not be able to make such accelerated payments under the Notes.

Under the Notes, so long as the Notes remains outstanding, we are subject to the following covenants, which we refer to as the covenants: we cannot pay cash dividends or distributions upon any of our equity securities, enter into a transaction with an affiliate of our company, or enter into an agreement with respect to any of the foregoing. These covenants could limit the operation of our business.

In addition, under the Notes, an event of default occurs upon any of the following: (i) any default in the payment of the principal amount of any Note or of interest or other amounts owed to such holder when due and not cured within five business days, (ii) our failure to perform a material covenant or agreement, which failure is not cured in five business days, (iii) a material representation or warranty made in the Notes or related transaction document is untrue in any material respect when made, (iv) we become subject to a bankruptcy event, (v) our default on other indebtedness in excess of $50,000, which default is not cured within ten business days, (vi) we are a party to a change of control transaction not approved by the holders of the Notes or (vii) we incur additional indebtedness or create any liens without the consent of the holders of the Notes.

Upon an event of default under the Notes, the outstanding principal amount of the Notes plus any other amounts owed to such holder will become immediately due and payable. Under the Notes, upon an event of default, (i) we will be required to use 25% of our future revenue and capital raised to pay down the Notes, (ii) Warrant coverage of the Notes will automatically increase from 50% to 100% of the shares of common stock issued upon the initial conversion of the Notes, and (iii) we will grant the holders the right to appoint one director to our board of directors until the event of default is cured. We expect that all of the Notes will convert upon the completion of the IPO Offering; however, we cannot make any assurance that such Notes will convert. As a result, we may be required to pay the Notes in cash per their terms.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for ride-sharing and car-sharing services is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new service introductions and improvements. We anticipate continued challenges from current competitors, as well as by new entrants into the industry. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our growth rate or revenue that could adversely affect our business and results of operations.

Changes in government regulations could have an adverse impact on our business.

Currently, there are few laws regulating our business, however, as our business matures, this may change. Changes in government regulation of our business have the potential to materially alter our business practices, or our operational results. Depending on the jurisdiction, those changes may come about through the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on ride-sharing businesses, depending on the circumstances. Potential changes in law or regulation that may affect us relate to insurance intermediaries, customer privacy, data security and rate regulation.

Any material limitation in the fuel supply could adversely affect our business.

Our operations could be adversely affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the U.S. or internationally. Such a regime could, however, be quickly imposed if there was a serious disruption in the fuel supply for any reason, including an act of war, terrorist incident or other problem, such as the devastation caused by hurricane Harvey, affecting the petroleum supply, refining, distribution or pricing.

If our security is compromised or if our platform is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, and partners may cut back on or stop using our products and services altogether, which could seriously harm our business.

Our efforts to protect the information that our users have shared with us may be unsuccessful due to the actions of third parties, software bugs, or other technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees or users to disclose information to gain access to our data or our users’ data. If any of these events occur, our or our users’ information could be accessed or disclosed improperly. Our privacy policy governs how we may use and share the information that our users have provided us. Some partners may store information that we share with them. If these third parties fail to implement adequate data-security practices or fail to comply with our terms and policies, our users’ data may be improperly accessed or disclosed. And even if these third parties take all these steps, their networks may still suffer a breach, which could compromise our users’ data. Any incidents where our users’ information is accessed without authorization, or is improperly used, or incidents that violate our terms of service or policies, could damage our reputation and our brand and diminish our competitive position. In addition, affected users or government authorities could initiate legal or regulatory action against us over those incidents, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. Maintaining the trust of our users is important to sustain our growth, retention, and user engagement. Concerns over our privacy practices, whether actual or unfounded, could damage our reputation and brand and deter users, advertisers, and partners from using our products and services. Any of these occurrences could seriously harm our business.

Risks Related to Ownership of Our Common Stock and the IPO Offering

There is presently no trading market for our common stock and no assurance can be given that a trading market will exist in the future. Accordingly, you may be unable to liquidate your investment.

There is currently no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Capital Market, but if an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares was determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following the IPO Offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid for your shares, or at all.

An investment in our common stock is extremely speculative and there can be no assurance of any return on your investment.

An investment in our common stock is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the company, including the risk of losing their entire investment.

Sales of our common stock in the IPO Offering will be taking place concurrently with common stock registered by selling stockholders which might affect the price, demand, and liquidity of our common stock.

We have registered shares of common stock to certain security holders concurrently with the IPO Offering. Between January 2018 and April 2018, we issued the Notes and warrants to the Selling Stockholders. The Notes are convertible into our common stock at the lower of $2.5480 per share or a discount of 30% to the price of the stock issued in our IPO. The warrants have an exercise price equal to 125% of the price of the conversion price of the Notes as of the date of exercise. The amount of common stock issued to the Selling Stockholders shall be 50% of the shares of our common stock that the Selling Stockholders are entitled to receive in connection with the conversion of the Selling Stockholders’ Notes when such Notes first become convertible. In addition, the company has agreed to register 200,000 shares of restricted common stock held by Insight Advisory, LLC pursuant to a consulting agreement, which vest upon a qualified financing triggered upon a financing of $10,000,000, on or before December 31, 2018, which will be satisfied upon completion of the IPO Offering. Sales by the Selling Stockholders along with sales in the open market upon consummation of our IPO may reduce the price of our common stock and, as a result, the liquidity of your investment.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this prospectus.

We have not conducted an evaluation of the effectiveness of our internal control over financial reporting and will not be required to do so until 2018. If we are unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we will be required to maintain internal control over financial reporting for the year ending December 31, 2018 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting, which must be attested to by our independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by the JOBS Act. As we have not conducted an evaluation of the effectiveness of our internal control over financial reporting, we may have undiscovered material weaknesses. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation of our common stock, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future financing agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be an investor’s sole source of gain for the foreseeable future.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We need sufficient capital to fund our ongoing operations and continue our development. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, such as keeping pace with technological developments in order to remain competitive in our evolving industry, improve our operating infrastructure or acquire complementary businesses and technologies. As a result, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when and if we require it, our ability to continue to support our business growth, and to respond to business challenges could be significantly impaired.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock.

Pursuant to our 2018 Equity Incentive Plan, the plan administrator is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers. Future issuances of common stock under awards outstanding under our 2016 Equity Incentive Plan and future equity incentive grants and issuances of common stock under our 2018 Equity Incentive Plan may result in dilution to our stockholders.

We will incur increased costs as a result of being a public company.

Assuming we complete the IPO, we will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”), impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expense associated with our SEC reporting requirements. Furthermore, if we identify an issue in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and train qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in corporate governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and administrative fees significantly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our common stock has been approved for listing on the Nasdaq Capital Market. We can provide no assurance that our common stock will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of Nasdaq, our common stock could be delisted.

Our common stock has been approved for listing on the Nasdaq Capital Market; however, we can provide no assurance that an active trading market for our common stock will develop and continue. As a result, you may find it more difficult to purchase and dispose of our common stock and to obtain accurate quotations as to the value of our common stock. For our common stock to remain listed on Nasdaq, we must meet the current Nasdaq continued listing requirements. If we were unable to meet these requirements, our common stock could be delisted from Nasdaq. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Anti-takeover provisions in our charter documents and under the General Corporation Law of the State of Delaware could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our amended and restated certificate of incorporation and our bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors, a prohibition on actions by written consent of our stockholders, and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined organization voting stock from merging or combining with the combined organization. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then-current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of us and may affect the trading price of our common stock.

Our corporate documents and the DGCL contain provisions that may enable our board of directors to resist a change in control of us even if a change in control were to be considered favorable by our stockholders. These provisions:

●	stagger the terms of our board of directors and require 66 and 2/3% stockholder voting to remove directors, who may only be removed for cause;

●	authorize our board of directors to issue “blank check” preferred stock and to determine the rights and preferences of those shares, which may be senior to our common stock, without prior stockholder approval;

●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholders’ meetings;

●	prohibit our stockholders from calling a special meeting and prohibit stockholders from acting by written consent;

●	require 66 and 2/3% stockholder voting to effect certain amendments to our certificate of incorporation and bylaws; and

●	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates.

These provisions could discourage, delay or prevent a transaction involving a change in control of us. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause us to take other corporate actions our stockholders desire.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation that will be in effect at the closing of the IPO Offering provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our common stock shall be deemed to have notice of and to have consented to this provision of our amended and restated certificate of incorporation. This choice of forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find this provision of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

USE OF PROCEEDS

We will not receive proceeds from sales of our common stock made under this prospectus.

Dividend Policy

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and capitalization, as of March 31, 2018 on:

●	an actual basis; and

●	on a pro forma basis to give effect to (i) the automatic conversion of all of our outstanding shares convertible preferred stock into common stock and (ii) the amendment and restatement of our certificate of incorporation in connection with our IPO Offering.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	Actual	Pro Forma (1)

Current note payable, net of discount	$48,972	$48,972
Current notes payable – related party, net of discount	297,011	297,011
Convertible debt, net of discount	2,333,142	2,333,142
Total notes payable, net of discounts	2,679,125	2,679,125

Stockholders’ (deficit) equity:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 2,429,638 issued and outstanding as of March 31, 2018	1,591,886	-
Common stock, 50,000,000 shares authorized, par value $0.00001, 5,252,953 shares issued and outstanding, actual; 7,682,591 shares issued and outstanding, pro forma	52	76
Subscription receivable - related party	(140,434)	(140,434)
Additional paid-in capital	2,764,394	4,356,256
Accumulated deficit	(7,019,885)	(7,019,885)

Total stockholders’ (deficit) equity	(2,803,987)	(2,803,987)

Total capitalization	$(124,862)	$(124,862)

(1)	Assumes that all of the company’s outstanding shares of preferred stock will convert into 2,429,638 shares of common stock in connection with the IPO Offering. Each share of the company’s outstanding preferred stock is convertible into such number of shares of common stock as is determined by dividing $0.71, the original issue price, divided by $0.71, the initial conversion price, subject to adjustment in accordance with anti-dilution provisions contained in the certificate of designation for the preferred stock.

The outstanding share information set forth in the table excludes:

●	warrants to purchase up to 200,000 shares of our common stock at a price of $2.10 per share;

●	warrants to purchase up to 60,392 shares of our common stock at a price of $2.00 per share held by Network 1 Financial Securities, Inc. and its designees;

●	warrants to purchase 28,993 shares of our common stock at a price of $7.50 per share held by Network 1 Financial Securities, Inc. and its designees;

●	stock options to purchase 991,831 shares of our common stock at exercise prices between $0.71 and $1.75 per share;

●	3,000,000 shares of our common stock available for future issuance under our 2018 Equity Incentive Plan;

●	up to 1,299,199 shares issuable upon the conversion of $3,046,281 in principal and $264,057 of accrued but unpaid interest of the Notes as of the maturity date of each Note, assuming we have not made any interest payments in cash and each Note is initially convertible on its maturity date, which number of shares was determined by dividing the total of the aggregate principal and the estimated accrued interest amounts by $2.5480; and

●	warrants to purchase up to 649,602 shares of our common stock at a price of $3.185 per share issuable to the holders of the Notes;

●	warrants to purchase up to 15,455 shares of our common stock at a price of $2.80 per share issued to a certain designee of the placement agent for the Notes;

●	the issuance of 10,000 shares of common stock to a consultant upon the completion of the IPO Offering; and

●	warrants to purchase up to 86,940 shares of our common stock issuable to the underwriters in connection with the IPO Offering.

SELLING STOCKHOLDERS

The shares of common stock being registered hereby are those issuable to the selling stockholders upon conversion of the Notes and the exercise of the Warrants and the shares issued to Insight. For additional information regarding the shares of common stock being registered and certain rights of the selling stockholders with respect thereto, see “Recent Sales of Unregistered Securities” and “Description of Securities” below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth in this Selling Stockholder Prospectus and except for certain ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders prior to this offering as of April 30, 2018, assuming the Notes first became convertible on such date. The third column lists the shares of common stock being offered by this Selling Stockholder Prospectus by the selling stockholders, which covers the resale of, as of any given date, the maximum number of shares of common stock issuable upon conversion of the Notes, including conversion of interest on the Notes through the eighth month anniversary of the date of issuance, assuming the Notes first become convertible in each Note’s maturity date and the principal of the Notes (including interest on the Notes through the maturity date) is converted in full, except with respect to Insight. With respect to the Notes and the Warrants, the amounts in the second and third columns were calculated using our initial public offering price of $5.00 per share and assume the conversion of all Notes, and exercise of all Warrants, held by the applicable selling stockholders as of each Note’s maturity date. The conversion price of the Notes is the lesser of (i) $2.5480 per share, or (ii) 70% of the price per share in our initial public offering, or the Conversion Price. The exercise price per share of the Warrants issued with the Notes is 125% of the Conversion price. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock beneficially owned by the selling stockholders after the closing of the offering, based on their ownership as of the date of this Selling Stockholder Prospectus, based on 7,946,876 shares of our common stock outstanding prior to the offering, which include (i) 494,851 shares of issued but unvested restricted stock subject to forfeiture (including the 200,000 shares held by Insight) and (ii) the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 2,429,638 shares of our common stock, and assuming the sale of all of the shares offered by the selling stockholders pursuant to this Selling Stockholder Prospectus. Because the Notes may be converted prior to each Note’s maturity date, the number of shares that will actually be issued may be less than the number of shares being offered by this prospectus.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The number of shares of our common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering		Maximum Number of Shares of Common Stock to be Sold in this Offering and Registered Hereby		Shares of Common Stock Beneficially Owned Upon Completion of the Offering	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering
NMK Investment Fund, LLC	152,942	(1)	159,912	(2)	-	-
Stourbridge Investments LLC	15,332	(3)	15,992	(4)	-	-
James Karalis	122,354	(5)	127,931	(6)	-	-
Catalytic Holdings I LLC	426,941	(7)	453,599	(8)	-	-
Sergey Gogin	404,233	(9)	423,563	(10)	-	-
Brian FitzPatrick	214,192	(11)	223,878	(12)	-	-
Robert Giblin	60,255	(13)	63,945	(14)	-	-
Gregory Michael Calvino	238,753	(15)	256,008	(16)	-	-
Robert Masucci	59,520	(17)	64,008	(18)	-	-
John Kovitch	147,804	(19)	159,965	(20)	-	-
Insight Advisory, LLC	200,000	(21)	200,000	(21)	-	-
TOTAL	2,042,326	(22)	2,148,801	(23)	-	-

(1)	Amount includes up to (i) 101,961 shares of common stock issuable upon conversion of the Notes and (ii) 50,981 shares of common stock issuable upon exercise of the Warrants. Nicolas Karalis has voting and investment power over these securities.

(2)	Amount includes up to (i) 106,608 shares of common stock issuable upon conversion of the Notes and (ii) 53,304 shares of common stock issuable upon exercise of the Warrants. Nicolas Karalis has voting and investment power over these securities.
(3)	Amount includes up to (i) 10,221 shares of common stock issuable upon conversion of the Notes and (ii) 5,111 shares of common stock issuable upon exercise of the Warrants. Steve Schnipper, Managing Member of Stourbridge Investments LLC, has sole voting and dispositive power over the securities held for the account of this stockholder.
(4)	Amount includes up to (i) 10,661 shares of common stock issuable upon conversion of the Notes and (ii) 5,331 shares of common stock issuable upon exercise of the Warrants. Steve Schnipper, Managing Member of Stourbridge Investments LLC, has sole voting and dispositive power over the securities held for the account of this stockholder.
(5)	Amount includes up to (i) 81,569 shares of common stock issuable upon conversion of the Notes and (ii) 40,785 shares of common stock issuable upon exercise of the Warrants.
(6)	Amount includes up to (i) 85,287 shares of common stock issuable upon conversion of the Notes and (ii) 42,644 shares of common stock issuable upon exercise of the Warrants.
(7)	Amount includes up to (i) 284,627 shares of common stock issuable upon conversion of the Notes and (ii) 142,314 shares of common stock issuable upon exercise of the Warrants. Dmitriy Shapiro has voting and investment power over these securities.
(8)	Amount includes up to (i) 302,399 shares of common stock issuable upon conversion of the Notes and (ii) 151,200 shares of common stock issuable upon exercise of the Warrants. Dmitriy Shapiro has voting and investment power over these securities.
(9)	Amount includes up to (i) 269,488 shares of common stock issuable upon conversion of the Notes and (ii) 134,745 shares of common stock issuable upon exercise of the Warrants.
(10)	Amount includes up to (i) 282,375 shares of common stock issuable upon conversion of the Notes and (ii) 141,188 shares of common stock issuable upon exercise of the Warrants.
(11)	Amount includes up to (i) 142,794 shares of common stock issuable upon conversion of the Notes and (ii) 71,398 shares of common stock issuable upon exercise of the Warrants.
(12)	Amount includes up to (i) 149,252 shares of common stock issuable upon conversion of the Notes and (ii) 74,626 shares of common stock issuable upon exercise of the Warrants.
(13)	Amount includes up to (i) 40,170 shares of common stock issuable upon conversion of the Notes and (ii) 20,085 shares of common stock issuable upon exercise of the Warrants.
(14)	Amount includes up to (i) 42,630 shares of common stock issuable upon conversion of the Notes and (ii) 21,315 shares of common stock issuable upon exercise of the Warrants.
(15)	Amount includes up to (i) 159,168 shares of common stock issuable upon conversion of the Notes and (ii) 79,585 shares of common stock issuable upon exercise of the Warrants.
(16)	Amount includes up to (i) 170,672 shares of common stock issuable upon conversion of the Notes and (ii) 85,336 shares of common stock issuable upon exercise of the Warrants.
(17)	Amount includes up to (i) 39,680 shares of common stock issuable upon conversion of the Notes and (ii) 19,840 shares of common stock issuable upon exercise of the Warrants.
(18)	Amount includes up to (i) 42,672 shares of common stock issuable upon conversion of the Notes and (ii) 21,336 shares of common stock issuable upon exercise of the Warrants.
(19)	Amount includes up to (i) 98,536 shares of common stock issuable upon conversion of the Notes and (ii) 49,268 shares of common stock issuable upon exercise of the Warrants.
(20)	Amount includes up to (i) 106,643 shares of common stock issuable upon conversion of the Notes and (ii) 53,322 shares of common stock issuable upon exercise of the Warrants.
(21)	Amount includes 200,000 shares of restricted common stock which vest upon a qualified financing triggered upon a financing of $10,000,000, on or before December 31, 2018, which will be satisfied upon completion of the IPO Offering. Dmitriy Shapiro has voting and investment power over these securities. Mr. Shapiro also have voting and investment power of the securities held by Catalytic Holdings I LLC, which entity is only an investor in the company.
(22)	Amount includes up to (i) 1,228,214 shares of common stock issuable upon conversion of the Notes, (ii) 614,112 shares of common stock issuable upon exercise of the Warrants and (iii) 200,000 shares of restricted common stock which vest upon a qualified financing triggered upon a financing of $10,000,000, on or before December 31, 2018, which will be satisfied upon completion of the IPO Offering.
(23)	Amount includes up to (i) 1,299,199 shares of common stock issuable upon conversion of the Notes, (ii) 649,602 shares of common stock issuable upon exercise of the Warrants and (iii) 200,000 shares of restricted common stock which vest upon a qualified financing triggered upon a financing of $10,000,000, on or before December 31, 2018, which will be satisfied upon completion of the IPO Offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our audited and unaudited financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, include forward-looking statements that involve risks and uncertainties. You should review “Risk Factors” for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We were formed in November 2014 to match the owners of idle cars to drivers who provide services to ride-sharing businesses such as Uber and Lyft. We are based in Los Angeles, California. As described below, we have funded our business through the sale of preferred stock and convertible promissory notes, through short-term advances provided to us by related parties and from the limited revenues we have earned:

Series Seed 1 Convertible Preferred Stock. In August 2016, our board of directors authorized 15,000,000 shares of preferred stock with a par value $0.00001. Of these, our board designated 4,471,489 shares as Series Seed 1 Convertible Preferred Stock (“Series Seed 1”). During 2016, we issued 985,369 shares of Series Seed 1 at a price of $0.71 per share for aggregate proceeds of $700,000. During 2017, we issued 422,302 shares of Series Seed 1 in exchange for $300,000.

Convertible Promissory Notes. During 2016, we issued convertible promissory notes. The convertible notes accrued interest at the rate of 12%, with a default rate of 15% and were due three years from the date of issuance. We raised $500,000 from the sale of our convertible promissory notes. In 2017, the principal amount of the convertible promissory notes and all accrued interest, in the aggregate amount of $536,434 were converted into 943,908 shares of Series Seed 1.

Short Term Advances. During 2016 we received $3,000 in short term advances from related parties.

2017 Debt. In April and May 2017, we issued debt (“2017 Debt”) to related parties totaling $300,000 and third parties totaling $50,000 with the same terms and conditions. The 2017 Debt is due in one year and while it does not bear interest, 200,000 warrants were issued with the 2017 Debt. The warrants are exercisable at $2.10 and expire in five years.

Private Placement. Starting in June 2017, we undertook a private placement for the sale of common stock for $1.75 per share. During the year ended December 31, 2017, 1,236,588 shares of common stock were sold for gross proceeds of $2,164,029. The father and brother of the company’s Chief Executive Officer and the Chief Business Development Officer purchased an aggregate of 14,800 shares for $25,900 in this offering. In connection with this offering, we were required to pay our placement agent a cash fee equal to 13% of the gross proceeds and a warrant to purchase shares of common stock in an amount equal to 10% the aggregate amount of shares old. Accordingly, as of December 31, 2017, $281,324 in commissions have been paid or are payable along with $38,806 in related legal and related fees, both of which were netted against gross proceeds of the offering. Based on the amounts raised through the year ended December 31, 2017, we agreed to issue the placement agent warrants to purchase up to 123,659 shares of common stock, exercisable at $2.00. All numbers are final as of December 31, 2017 and there will be no more common stock issued under this private placement. On June 22, 2018, such placement agent warrants were amended to (i) decrease the amount of shares that can be purchased at an exercise price of $2.00 per share to 60,392 shares of common stock and (ii) reduce the remaining 63,267 shares to 28,993 shares at a modified exercise price of $7.50 per share, due to the fact that they were earned 180 days immediately preceding the required filing date of the registration statement of which this prospectus is a part. In addition, this private placement is separate from the agreement entered in November 2017 as disclosed in Note 3 on page F-14.

Revenue. We earn revenue primarily from transaction fees and insurance fees when a car is rented on our website. We also earn revenue from other sources such as referral fees and motor vehicle record fees (application fees). During the years ended December 31, 2017 and 2016, we earned $3,223,874 and $515,437 in revenue, respectively.

Our costs include employee salaries and benefits, compensation paid to consultants, sales and marketing costs including advertising, general and administrative expenses including facility costs, supplies, legal, accounting and professional service expenses, costs associated with development activities and other costs associated with an early stage company. We anticipate increasing the number of employees required to support our activities in the areas of research and development, sales and marketing, and general and administrative functions. Until we are able to phase out off-shore development and hire developers in-house we expect to incur consulting expenses related to technology upkeep, maintenance and UI/UX improvements commensurate with our current levels and we expect to incur increasing expenses to protect our intellectual property.

The amount that we spend for any specific purpose may vary significantly, and could depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to development and research, market conditions, and changes in or revisions to our marketing strategies or to the car-sharing industry.

During the years ended December 31, 2017 and 2016, we spent $687,039 and $117,059, respectively, on research and development. Research, development, and commercial acceptance of new business models are, by their nature, unpredictable. Although we will undertake development and commercialization efforts with reasonable diligence, there can be no assurance that the net proceeds from the IPO Offering will be sufficient to enable us to develop our sales team and our technology to the extent needed to sustain operations. If the net proceeds from the IPO Offering are insufficient for these purposes, we will consider other options to continue our path to commercialization, including, but not limited to, additional financing through follow-on equity or debt offerings.

We cannot assure that our business model will be widely accepted; that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, we have no committed source of financing and we cannot assure that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts or to otherwise severely curtail, or even to cease, our operations.

Going Concern

We intend to rely on debt and equity financing for working capital until positive cash flows from operations can be achieved, which may never occur. We have incurred operating losses since inception. These matters raise substantial doubt about our ability to continue as a going concern. Throughout the next twelve months, we expect to fund our operations from additional debt and/or equity offerings, and increased revenue from our operations. If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that we will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2017 and 2016 with respect to this uncertainty.

Components of Our Results of Operations

The following describes the various components that make up our results of operations, discussed below:

Revenue is earned from fees associated with matching Drivers to Owners of idle cars that meet the strict requirements imposed by ride-sharing services such as Uber and Lyft with Drivers. A Driver will typically rent a car through one transaction via our on-line marketplace. We recognize GAAP reportable revenue primarily from a transaction fee and an insurance fee when a car is rented on our platform when (a) persuasive evidence that an agreement exists which occurs when the rental contract is signed electronically between the two parties involved; (b) the services have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured which occurs simultaneously when the booking is accepted and the credit card or account on file is charged. The company defers revenue where the earnings process is not yet complete.

Cost of revenues primarily include direct fees paid for driver insurance, merchant processing fees, and motor vehicle record fees incurred for paid driver applications.

General and administrative costs include all corporate and administrative functions that support our business. These costs also include stock-based compensation expense, consulting costs, and other costs that are not included in cost of revenues.

Research and development costs are related to activities such as user experience and user interphase development, database development and maintenance and any technology related expense that improves and maintains the functionality of our existing platform.

Other income/expense includes non-operating income and expenses including interest expense.

Results of Operations

Three Months Ended March 31, 2018 compared to Three Months Ended March 31, 2017

Revenues and Gross Profit. Gross profit of $423,311, or approximately 25%, was realized on revenues totaling $1,714,183 for the three months ended March 31, 2018, as compared to gross profit of $36,873, or approximately 7%, realized on revenues totaling $505,325 for the three months ended March 31, 2017. The increase in revenues of $1,208,858, or approximately 239%, was due to the growth of our business, which resulted from the expansion of our sales team, increased marketing spend and brand awareness.

Operating Expenses. Operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, increased by approximately $1,280,339, or approximately 179%, to $1,997,368 for the three months ended March 31, 2018, as compared to operating expenses of $717,029 for the three months March 31, 2017. The increase in operating expenses related to the expansion of our sales team which, in turn, resulted in an increase in sales and in our operating expenses. Our general and administrative expenses increased by $573,370 representing an increase in office space, salaries, contractors, operations and support functions. Our sales and marketing expenses increased by $563,350 which is attributable to an increase in online advertising, increased sales contractors and compensation. Remaining difference is attributable to research and development and specifically increased contractors and outside services expense related to maintenance of the technology platform.

Loss from Operations. Our loss from operations for the three months ended March 31, 2018 was $1,574,057 as compared to a loss from operations of $680,156 for the three months ended March 31, 2017. The increase loss during 2017 is a direct result of the increased operating costs noted above.

Other (Income) Expense. For the three months ended March 31, 2018, interest expense totaled $161,773 as compared to interest expense of $140,065 for the three months ended March 31, 2017. The increase was a result of the 2018 period including debt discount accretion of the senior secured Notes and stated interest rates on such notes thereon as well as the debt discount accretion from Notes payable, as compared to the 2017 period which had interest related to charges for beneficial conversion features on convertible debt and stated interest for only a portion of the period for which the convertible debt was outstanding. Other income and expense during the three months ended March 31, 2018 and 2017 were minor.

Net Loss. Primarily as a result of the increased operating expenses noted above, together with the interest expense incurred during the three months ended March 31, 2018, our net loss for the three months ended March 1, 2018 was $1,767,031, as compared to a net loss for the three months ended March 31, 2017 of $823,230.

Non-GAAP Financial Measure – Gross Billings

Gross billings is an important measure by which we evaluate and manage our business. We define gross billings as the amount billed to Drivers, without any adjustments for amounts paid to Owners or refunds. Gross billings include transactions from both our revenues recorded on a net and a gross basis. It is important to note that gross billings is a non-GAAP measure and as such, is not recorded in our financial statements as revenue. However, we use gross billings to asses our business growth, scale of operations and our ability to generate gross billings is strongly correlated to our ability to generate revenues. Gross billings may also be used to calculate net revenue margin, defined as the company’s GAAP reportable revenue over gross billings.

The table below sets forth a reconciliation of our GAAP reported revenues to gross billings for the three months ended March 31, 2018 and 2017:

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017
Revenues (GAAP reported revenue)	$1,714,183	$505,325
Add: Refunds, rebates and deferred revenue	384,187	136,166
Add: Owner payments (not recorded in financial statements)	2,347,760	749,900
Gross billings (non-GAAP measure not recorded in financial statements)	$4,446,130	$1,391,391

December 31, 2017 compared to December 31, 2016

Revenues and Gross Profit. Gross profit of $311,326, or approximately 10%, was realized on revenues totaling $3,223,874 for the year ended December 31, 2017 as compared to gross profit of $87,501, or approximately 17%, realized on revenues totaling $515,437 for the year ended December 31, 2016. The increase in revenues of $2,708,437, or approximately 525%, was due to the growth of our business, which resulted from the expansion of our sales team, increased marketing spend and brand awareness.

Operating Expenses. Operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, increased by approximately $3,452,215, or approximately 373%, to $4,378,276 for the year ended December 31, 2017, as compared to operating expenses of $926,061 for the year ended December 31, 2016. The increase in operating expenses related to the expansion of our sales team which, in turn, resulted in an increase in sales and in our operating expenses. Our general and administrative expenses increased by $1,381,533 representing an increase in office space, salaries, contractors, operations and support functions. Our sales and marketing expenses increased by $1,500,702 which is attributable to an increase in on-line advertising, increased sales contractors and compensation. Remaining difference is attributable to research and development and specifically increased contractors and outside services expense related to maintenance of the technology platform.

Loss from Operations. Our loss from operations for the year ended December 31, 2017 was $4,066,950 as compared to a loss from operations of $838,560 for the year ended December 31, 2016. The increase loss during 2017 is a direct result of the increased operating costs noted above.

Other (Income) Expense. For the year ended December 31, 2017, interest expense totaled $202,454 as compared to interest expense of $31,153 for the year ended December 31, 2016. The increase was a result of interest charges for beneficial conversion features on convertible debt and the amortization of debt discounts in 2017. In 2016, only the stated rate of interest was incurred on convertible debt outstanding along with other minor interest charges. Other income and expense during the years ended December 31, 2017 and 2016 were minor.

Net Loss. Primarily as a result of the increased operating expenses noted above, together with the interest expense incurred during 2017, our net loss for the year ended December 31, 2017 was $4,271,732 as compared to a net loss for the year ended December 31, 2016 of $866,676.

Non-GAAP Financial Measure – Gross Billings

Gross billings is an important measure by which we evaluate and manage our business. We define gross billings as the amount billed to Drivers, without any adjustments for amounts paid to Owners or refunds. Gross billings include transactions from both our revenues recorded on a net and a gross basis. It is important to note that gross billings is a non-GAAP measure and as such, is not recorded in our financial statements as revenue. However, we use gross billings to asses our business growth, scale of operations and our ability to generate gross billings is strongly correlated to our ability to generate revenues. Gross billings may also be used to calculate net revenue margin, defined as the company’s GAAP reportable revenue over gross billings.

The table below sets forth a reconciliation of our GAAP reported revenues to gross billings for the years ended December 31, 2017 and 2016:

	2017	2016
Revenues (GAAP reported revenue)	$3,223,874	$515,437
Add: Refunds, rebates and deferred revenue	766,487	125,720
Add: Owner payments (not recorded in financial statements)	5,030,933	831,731
Gross billings (non-GAAP measure not recorded in financial statements)	$9,021,294	$1,472,888

Liquidity and Capital Resources

At March 31, 2018, our cash balance totaled $810,119 compared to $213,944 at December 31, 2017. At March 31, 2018, our current assets totaled $1,166,295 and our current liabilities totaled $4,063,859 resulting in negative working capital of $2,897,564 compared to a negative working capital of $1,337,331 at December 31, 2017. This deficit resulted primarily from a lack of operating capital.

We do not have any contractual obligations for ongoing capital expenditures at this time.

Operating activities for the three months ended March 31, 2018 resulted in cash outflows of $1,664,023 which were due primarily to the loss for the period of $1,767,031, and changes in operating assets and liabilities of $210,963, net of non-cash expenses totaling $313,971. Operating activities for the three months ended March 31, 2017 resulted in cash used in operating activities of $564,443, which was due primarily to the loss for the period offset by $134,108 in non-cash expenses and $124,679 in changes to operating assets and liabilities.

Investing activities for the three months ended March 31, 2018 resulted in cash outflows of $13,260 consisting of net outflow related to deposits and other assets, and purchase of property and equipment.

Investing activities for the three months ended March 31, 2017 resulted in cash outflows of $15,135 consisting of additional deposits for the Company’s prior office.

Net cash provided by financing activities for the three months ended March 31, 2018 totaled $2,273,458 and included $2,318,579 in net proceeds from convertible debt, net of $45,121 in paid offering costs.

Net cash provided by financing activities for the three months ended March 31, 2017 totaled $300,000 related to the sale of preferred stock.

Critical Accounting Policies, Judgments and Estimates

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Stock Based Compensation

The company accounts for stock options issued to employees under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the company’s common stock or equity award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Revenue Recognition

The company recognizes revenue primarily from a transaction fee and an insurance fee when a car is rented on the company’s platform when (a) persuasive evidence that an agreement exists which occurs when the rental contract is signed electronically between the two parties involved; (b) the services have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured which occurs simultaneously when the booking is accepted and the credit card on file is charged. The company defers revenue where the earnings process is not yet complete.

The company also recognizes revenue from other sources such as referrals, motor vehicle record fees (application fees), late rental fees, and other fees charged to Drivers in specific situations.

In limited circumstances, the company provides contingent consideration in the form of a rebate or refund that is redeemable only if the customer completes a specific level of transaction over a specific time period. In such cases, the rebate or refund obligation is recognized as a reduction of revenues. Measurement of the total rebate or refund obligation is based on management estimates using historical data.

The following is a breakout of revenue components by subcategory for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016.

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
Insurance fees	$957,167	$250,062	$1,650,512	$215,028
Transaction fees	694,938	222,021	1,465,426	232,279
Other fees	150,341	33,242	212,077	68,130
Incentives and rebates	(88,263)	-	(104,141)	-
Net revenue	$1,714,183	$505,325	$3,223,874	$515,437

Transaction fees and insurance fees are charged to a Driver in a single transaction. Drivers currently do not have an option to decline insurance at any point during the transaction.

Principal Agent Considerations

In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, we evaluate our service offerings to determine if we are acting as the principal or as an agent, which we consider in determining if revenue should be reported gross or net. Our primary revenue source is a transaction fee made from a confirmed booking of a vehicle on our platform. Key indicators that we evaluate to reach this determination include:

●	the terms and conditions of our contracts;

●	whether we are paid a fixed percentage of the arrangement’s consideration or a fixed fee for each transaction;

●	the party which sets the pricing with the end-user, has the credit risk and provides customer support; and

●	the party responsible for delivery/fulfillment of the product or service to the end consumer.

We have determined that we act as the agent in the transaction for vehicle bookings, as we are not the primarily obligor of the arrangement and receive a fixed percentage of the transaction. Therefore, revenue is recognized on a net basis.

For other fees such as insurance fees and motor vehicle records (application fees) we have determined that revenue should be recorded on a gross basis. In such arrangements, the company sets pricing, has risk of economic loss, has certain credit risk, provides support services related to these transactions, and has decision making ability about service providers used.

Income Taxes

The company applies ASC 740 “Income Taxes” (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2017 and 2016, the company has established a full allowance against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with ASC 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. No costs have been capitalized to date.

OUR BUSINESS

HyreCar Inc. was formed as a corporation in the State of Delaware on November 24, 2014. Our founders identified the need for a car-sharing platform for individuals who wanted to drive for ride-sharing companies such as Uber Technologies, Inc. (“Uber”) and Lyft Inc. (“Lyft”), but whose automobiles could not meet the standards imposed by the ride-sharing companies. For example, Uber maintains strict guidelines regarding the types of cars a driver can use. Although guidelines relating to cars can differ by state, in general the use of two door coupes, motorcycles and cars that are 12 years or older are excluded. Our founders, before deciding to purchase qualifying sedans that met Uber’s strict guidelines, first inquired as to whether there were any rental options available from Uber that would allow them to drive for the ride-sharing platform. To their surprise, there were no rental options available, other than a shadow industry of individuals renting cars to one another.

HyreCar is a unique peer-to-peer car-sharing marketplace that allows car owners (collectively, “Owners”) to rent their idle cars to ride-sharing service drivers (collectively, “Drivers”). By conveniently sourcing vehicles from individual Owners, part-time Drivers may easily enter and exit the market. Accordingly, the company’s business model provides us with the opportunity to satisfy fluctuating transportation demand in cities around the United States by matching Owners and Drivers.

Our business is based on a proprietary car-sharing marketplace developed to (i) enroll Owners and Drivers, (ii) facilitate the matching of Owners and Drivers and (iii) log rental activity for Owners and Drivers. All transactions related to the rental (including, but not limited to, background checks, rentals, deposits and insurance costs) are run securely through the HyreCar platform. Drivers and Owners access their rental or car dashboards through a unique login. Drivers can easily initiate, terminate or extend a rental through the platform while Owners can manage their car or fleet of cars through the platform.

We believe we have a competitive advantage with our commercial automobile insurance policy that covers both Owners and Drivers. The policy is specifically designed to cover the period of time in which a Driver is operating an Owner’s vehicle while not actively operating a vehicle on a ride-sharing platform, such as Uber or Lyft. During the periods when Drivers are actively operating on a ride-sharing platform, the insurance subordinates to the state mandated insurance provided by the ride-sharing business. To our knowledge, we are the only provider of this car-matching service which is made possible by this unique insurance product.

In 2015, our first full year of operations, we earned revenues of $29,292 with an operating loss of $108,371. In 2016, our second full year of operations, we earned revenues of $515,437 with an operating loss of $838,560. In 2017, our third full year of operations, we earned revenues of $3,223,874 with an operating loss of $4,066,950. In 2017, revenues grew 525% and our operating loss grew 385% as compared to operations in 2016.

To date, the majority of our sales growth has been through organic search traffic. During the three months ended March 31, 2018, we spent $407,538 on advertising. During the years ended December 31, 2017 and 2016, we spent $433,506 and $123,479, respectively, on marketing. Going forward however, we intend to significantly increase our spending on marketing because we believe that on-line channels and off-line brand awareness advertising will provide substantial opportunities for growth.

Industry and Market Opportunities

Our company was founded to capitalize on a combination of two growth markets: ride-sharing (an industry led by Uber and Lyft) and car-sharing (an industry led by companies such as Car2go N.A., LLC, ZipCar, Inc. and Turo, Inc. Our customers are the Drivers that use our car-sharing platform to rent a car and then use that car to make money driving for either Uber or Lyft. Finding enough cars and drivers to meet demand has been a problem for ride-sharing companies. In an online post dated November 24, 2013, TechCrunch.com stated:

In some more established markets, Uber is struggling to keep enough cars on the road to meet the demand — and that’s a problem. It means cars either aren’t available, or if they are, there are longer wait times, and lower overall satisfaction with the service. Uber has tried to deal with this in the past by instituting surge pricing — which both curbs demand and ensures that drivers are more likely to continue driving at peak times.

But ultimately, the company knows that the only way to deal with that demand is to sign up more drivers. And one way to do that is by ensuring that they’ll have a car to drive if they’ve been approved for the Uber platform.

We believe that we are the only peer-to-peer car-sharing platform focused on the ride-sharing industry in the United States. We have added over 5,490 new Drivers, matching them with Owner vehicles that have been used on the Uber and Lyft platforms over the past several years. During the years ended December 31, 2017 and 2016, we added approximately 4,430 and 1,060 new Drivers, respectively, into cars so that they could drive for Uber and Lyft. These numbers represent an equivalent 318% growth rate in new drivers onto the HyreCar platform year over year.

Ride-sharing Industry (Uber and Lyft)

The growth in ride-sharing over the past few years has kicked off a transportation revolution. Smart phones are now used as ride hailing apps, transactions are processed seamlessly through online platforms and transportation as a service is becoming more and more personalized. The industry has experienced tremendous traction. According to a July 2016 post on TechCrunch, it took Uber six years, to December 2015, to complete a billion rides and just six months later, Uber announced that it had completed its two-billionth ride.

TNCs like Uber and Lyft have reported high demand from Drivers but many of these would be Drivers do not own a car that qualifies for their platforms. In 2016, a spokesperson for Uber estimated that approximately 10% to 15% of their potential drivers/partners do not own a qualifying car. Further, Lyft estimates that there are approximately 60,000 people in the city of Chicago alone that want to drive for their platform, but do not currently own a qualifying car, and General Motors also estimates that there are approximately 160,000 potential drivers in the DC Metro area, Baltimore, Chicago and Boston who do not own a qualifying car.

Accordingly, TNCs are actively taking steps to satisfy their driver demand by setting up programs designed to get eligible drivers into qualified cars, including such programs as the Enterprise/Uber partnership, the Lyft/Hertz partnership, and the General Motor’s Maven program. These programs serve as a validation that there is a healthy market to pair eligible drivers with qualified cars.

Car-sharing Industry

In January 2016, The Economist reported that the trend to utilize cars during such idle periods is growing and even traditional car clubs are exploring the car-sharing market, where members of such clubs are allowed to book car usage by mobile app for periods as short as 15 minutes. Furthermore, such car-sharing usage is currently experiencing growth of over 30% a year, with a projected revenue collection of more than $16.5 billion by 2024. A study on the scope of the sharing economy published by UBS Global Research – Q Series titled “What is the Scope of the Sharing Economy” on July 20, 2016 estimates that the Shared Transportation segment, which they define as digitally enabled non-private transport, will recognize approximately $350 billion market opportunity by 2020, representing a 5-year compound annual growth rate of approximately 54%. We believe will be able to capitalize on this opportunity as existing demand from traditional taxi and public transportation options is transferred to shared transportation. Further, growth is expected from this opportunity as the accelerating trend of the mass ease-of-use and availability of shared transportation permanently shifts driving habits away from personal vehicle ownership. Evidence of this decline, while not yet a national trend, can be seen in large cities as vehicle ownership is beginning to decline. Longer term, we envision a potential impact on the auto industry as a whole from a subset of people permanently changing their driving habits and selling their cars entirely in favor of using shared transportation (UBS estimates that approximately 40 million cars will be replaced by 2020).

Another recent analysis by Morgan Stanley indicates that the estimated amount of global car miles traveled through shared vehicle usage by 2030 will hit 19.6 billion, or approximately 26% of all miles traveled (up from only 10.2 billion miles travelled in 2015). Given the excess capacity of vehicle hours, higher vehicle utilization rates, and lower vehicle ownership rates, we expect a consumer shift towards the acceptance of car-sharing as a part of everyday urban life.

Competition

The key differentiator between HyreCar and our competitors is that we crowd-source vehicles -- we do not own or manage vehicles. This allows our prices to be competitive with other vehicle solutions because we do not have the monthly vehicle overhead or infrastructure costs that our competitors may have. Other advantages include the following:

1.	Pay-As-You-Go: Drivers using our platform are not locked into lengthy lease agreements, monthly contracts or subscription fees. Our payment model is upfront and transparent. While our competitors engage in auto-debiting payment for the rented vehicle from the Drivers’ accounts, regardless of their current account balance, under our platform Drivers pay for the term of rental up-front, extend if they are financially able, and return the rented vehicle whenever they need with no “strings” attached. We are the only company providing this type of fluid and frictionless car transaction for Uber and Lyft drivers.

2.	Convenience: In some cases, drivers are renting a car from their neighbors. They walk down the street, take the keys and go. With Hertz or Avis, only one or two retail outlets participate in the Uber and Lyft programs.

Among vehicle solutions for ride-sharing rentals, there are Hertz, Maven (General Motors’ project) and HyreCar. These car rental companies are similar in one way: they operate in the U.S. and provide cars drivers to rent and drive on the Uber or Lyft platform. However, their terms of service, specifications, prices and business models vary. A comparative analysis of fees, areas of operation, rental periods and age requirements follows:

Initial Fees

Every rental company charges an initial non-refundable fee for the first week’s rental before drivers get into vehicles. Typically, these fees are in the form of a background or credit check.

Company	Initial Fee

HyreCar	$30
Hertz	$0
Maven	$20

Refundable Deposit Fees

A driver pays a deposit when he or she makes a reservation. The deposit is refundable.

Company	Refundable Deposit Fee

HyreCar	$200
Hertz	$250
Maven	$250

Weekly Vehicle Rental Fee

Every driver who rents a car for five days or longer will pay a weekly vehicle rental fee. Prices shown in the table below are contingent on the car model.

Company	Weekly Rental Fee

HyreCar	As low as $140 (Fee dependent on owner and market)
Hertz	$180 plus additional taxes and fees (Fee dependent on car model)
Maven	$189 - $229 (Fee dependent on car model)

Eligibility Comparison

With HyreCar a driver can drive for any on-demand service, such as Caviar, Postmates, DoorDash, etc. HyreCar Drivers are not limited to driving for Uber and Lyft.

Company	Platform Eligibility

HyreCar	Uber, Lyft, Caviar, Postmates, DoorDash, etc.
Hertz	Lyft, Uber
Maven	Uber, Lyft, Caviar, Postmates, DoorDash, etc.

Areas of Operation

A key differentiator between HyreCar and other car-sharing programs is that HyreCar can operate in every city of a state. The other programs are limited by location, city and available supply.

Company	Location Eligibility

HyreCar	AL, AZ, CA, CO, CT, DC, FL, GA, IL, IN, KS, KY, LA, MA, MD, MI, MS, MO, NY, NV, NJ, NC, OH, OR, PA, SC, TN, TX, UT, VA, WA, WI
Hertz	Austin, Atlanta, Baltimore, Boston, Chicago, Dallas, Denver, Fort Worth, Houston, Las Vegas, Los Angeles, Miami, Nashville, New Orleans, Orange County, Philadelphia, Phoenix, Portland, Sacramento, San Diego, San Francisco, San Jose, Tampa Bay and Washington D.C.
Maven

Lyft: Atlanta, Baltimore, Boston, Chicago, Dallas, Denver, Detroit, Las Vegas, Los Angeles, Nashville, Orange County, Phoenix, Portland, Sacramento, San Diego, San Francisco, San Jose, and Washington.

Uber: Present only in San Francisco.

Minimum Rental Periods

Company	Minimum Time Period

HyreCar	2 days
Hertz	1 week
Maven	1 week

Driver Minimum Age Requirement

Company	Minimum Age of Driver

HyreCar	21 yrs.
Hertz	25 yrs.
Maven	21 yrs.

Our Relationship with Lyft

On May 17, 2017, we announced an arrangement with Lyft that allows us to activate our Drivers through Lyft’s sign-up portal. This sign-up process allows drivers to begin providing services on Lyft’s platform within one business day. The majority of cars on our platform come pre-certified for ride-sharing under Lyft’s vehicle requirements, enabling new and existing drivers to find a car and get on the road. The Lyft arrangement has not been formalized in a written agreement. We are also in talks with other ride-sharing companies to establish similar partnerships; however, no formal arrangements have been entered into to date.

Our Strengths

Using our platform, vehicle Owners can post their cars to our marketplace and Drivers can browse car inventory prior to rental. Once a Driver finds a car, he or she creates a profile, enters his or her personal information and credentials (including, address, city, state, a copy of applicable state issued driver’s license, Uber or Lyft credentials, and SSN) and submits a credit card for payment. We then perform a criminal background check, DMV driving record check, Homeland Security Watch-list and Sex Offender database check. HyreCar’s screening criteria is stricter than Uber and Lyft’s background check. We are focused on maintaining a safe user experience and ensuring that all transactions between Owners and Drivers are processed through a secure web platform.

Why Drivers Use Our Service

●	Attractive Market: Drivers’ ability to earn income by driving for a ride-sharing business.

●	Pay-As-You-Go: Drivers are not locked into long-term lease agreements, long-term monthly payments or subscription fees.

●	Convenience: Drivers can pick up the car from someone close by. Time from registration to getting behind the wheel currently averages under 48 hours.

●	Transparency and Trust: There are no hidden fees and only Owners that have been properly screened are permitted to use the platform.

●	Customer Experience: Application of game-design elements (i.e. gamification) of the platform keeps Drivers engaged.

Why Owners Use Our Service

Data from a national survey of driving behavior indicates that private vehicles are in use 5% or less during any given day, or about one hour per day. Given the excess capacity of vehicle hours, higher vehicle utilization rates, and lower vehicle ownership rates, we expect a consumer shift towards acceptance of car-sharing. Based on the results of the survey, we believe our platform is advantageous for the following reasons:

●	Passive Income: We often match Owners with long term Drivers, which provides the Owners with a steady source of passive income resulting from our seamless re-booking process.

●	Insurance: Liability policy fills the gaps left by personal and ride-sharing policies.

●	Review of Drivers: Drivers must pass our extensive background checks and most Drivers have also passed the Uber and Lyft background checks.

Insurance Coverage

A key component to our business is our commercial auto. The two sided nature of our platform means that we need to insure both the Driver and the Owner. Prior to any rental the Driver and Owner are provided an insurance ID card that lists the driver’s name and the vehicle identification number. Insurance is typically generated twenty four hours in advance of the commencement of the rental through to when the Owner confirms drop-off of the rented vehicle by the Driver. The vehicle pick-up and drop-off is all managed through our platform. An Owner takes pictures of his or her vehicle prior to pressing the “Confirm Pick-up” button on the HyreCar mobile app. (If pictures are not taken and the button is not pressed, it provides grounds for a claim denial; subsequent liability and/or physical damage rests solely on the Driver and Owner.) After the rental is completed, the Owner presses the “Confirm Drop-off” button on the HyreCar mobile app and the rental ends.

American Business Insurance Services (“ABI”) is our managing general underwriter (“MGU”). ABI handles all of our back-end insurance generation and processing through a seamless ABI connection with the HyreCar databases. ABI is the number one MGU in the United States for Taxi and Livery business. David Haley is the president of ABI and sits on our strategic advisory board.

For insurance purposes a vehicle rental is broken into four distinct driving periods. Period 0 is when the Driver has picked a vehicle up from the Owner and is driving with the Uber or Lyft app turned-off. Period 1 is when the Driver has the Uber or Lyft app turned-on, but has not yet accepted a fare. Period 2 is when the Driver has accepted a fare and is on the way to pick-up a passenger. Period 3 is when a passenger is in the vehicle. The HyreCar policy is specifically written to cover periods in which the Drivers are operating HyreCar vehicles OFF the Uber or Lyft platform (period 0). During the periods when Drivers are operating ON the Uber or Lyft platform (periods 1, 2 and 3), the HyreCar insurance subordinates to state mandated insurance provided by Uber and Lyft. This enables us to keep insurance costs and liability low by leveraging state mandated insurance policies provided by the TNCs.

Business Structure and Strategy

We operate out of our corporate office in Los Angeles, California. Our technology platform allows for a relatively small staff compared to the size and reach of our business. For example, we operate in 34 states plus the District of Columbia with no physical presence in those states, with the exception of California. Our expansion into new states is currently only limited by specific insurance considerations. Our business structure is divided into three distinct departments: sales and marketing, technology development and support and operations.

Sales and marketing are vital to our future profitability and growth. Most of our customers need to be sold into a car because they are initially reluctant to pay upfront fees. Early interactions with our customers indicated that if customers were walked through the process once by a member of our sales and marketing team, the customers were more inclined to use and continue to use our services for a longer period of time. Accordingly, we implemented a one-man sales team in May 2016 and our revenue rose 93% that month from the prior month. Since then, building a strong sales team has become a priority.

We have expanded the sales team, which is now divided into a Driver team and an Owner team. The Driver team has a total of 15 sales contractors, which are split into three sub-teams. Driver team members make approximately 30 calls a day to new customer leads with a mandate to facilitate drivers into cars via the HyreCar platform. The Owner team has a total of six (6) sales contractors split evenly into the following three regions: west coast states, central states and east coast states. The Owner sales team’s primary objective is to get Owners to list their cars on the HyreCar platform.

The sales team headcount has reached critical mass and we expect to maintain current headcount through 2018 to hit a forecast growth rate of 14% month over month. Capping headcount is a key assumption that we believe drives profitability. The ability to grow topline revenue while capping sales expense is achieved through a combination of marketing and technology. Organic bookings, defined as a rental without sales agent contact, have jumped from 7.5% of revenue in 2016 to an estimated 14.5% in 2017. Attribution of organic bookings is directly related to the quality of marketing leads generated and user experience / user interphase enhancements (UI/UX) per technology development. The company’s expectation is that both aspects contribute to low operating expense growth in relation to revenue, which in-turn, the company believes, will lead to higher gross profit in 2018.

Technology contractors are the second largest planned use of proceeds from the IPO Offering. We currently operate with three overseas development teams (two in Vietnam and one in India) and two teams in the United States, including multiple full-time developers based out of our home office in Los Angeles. These teams are tasked with maintaining the current site, addressing bugs in the current code base and small improvements to the Owner and Driver UI/UX.

Support and operations underpin the company. Insurance claims management, Owner payment resolutions, Driver payment resolutions, collections, chat support, email support, phone support, late rentals, car recovery, Driver verifications, insurance generation and insurance verification all work together to create what we believe is a “best in class” customer service experience. Currently, we have 13 in-house support staff and three team members in India. Our plan is to build a domestic support team that is client-facing and use the team in India for special projects and administrative tasks. We believe that customer service is critical to our goal of bringing new Drivers/Owners onto the platform and retaining those customers who have already utilized our services.

Revenue Model

We generate revenue by taking a fee out of each rental processed on our platform. Each rental transaction represents a Driver renting a car from an Owner. Drivers pay a weekly rental rate, plus direct insurance costs and a 10% HyreCar fee. Owners receive their weekly rental rate minus a 15% HyreCar fee. For example, as of December 31, 2017, the average weekly rental rate of a HyreCar vehicle is $200 (“Weekly Rental”), plus direct insurance costs, plus a 10% HyreCar fee ($20), totaling $290 in total gross billings. $170 or 85% of the weekly rental is subsequently transferred to the Owner. HyreCar earns revenues from the transaction fee of $50 and gross fees from the insurance of $70. Accordingly, the GAAP reportable revenue recognized by HyreCar is $120 in this transaction. (as detailed in the table below).

Weekly Rental	$200.00
Direct Insurance	$70.00
HyreCar Driver Fee	$20.00	(10% of weekly rental)
HyreCar Gross Billings	$290.00
Owner Payment	$170.00	(85% of weekly rental)
HyreCar Revenue	$120.00

Gross billings is an important measure by which we evaluate and manage our business. We define gross billings as the amount billed to Drivers, without any adjustments for amounts paid to Owners or refunds. It is important to note that gross billings is a non-GAAP measure and as such, is not recorded in our financial statements as revenue. However, we use gross billings to asses our business growth, scale of operations and our ability to generate gross billings is strongly correlated to our ability to generate revenues. Gross billings may also be used to calculate net revenue margin, defined as the company’s GAAP reportable revenue over gross billings. Using the definition of net revenue margin and the example above, HyreCar’s net revenue margin is equal to approximately 41% ($120 HyreCar’s GAAP revenue over $290 Total Gross Billings). A breakout of revenue components is provided in MD&A and financial footnotes.

Marketing Plan

In November 2016, our marketing team reviewed keyword searches using Google Analytics. Thirty keywords and phrases were chosen and analyzed, allowing the team to determine in which cities the persons searching for the keywords and phrases were located. For example, approximately 400,000 people in Los Angeles googled key words like, “rent a car for Uber”, “Uber”, and “Uber Leasing.” Overlaying our customer demographics with the Google search results created a Driver/Owner affinity population of approximately 25 million potential customers, with the bulk of the 25 million concentrated in 16 core geographic locations. Core geographies represent the top 16 metropolitan statistical areas, or MSAs, in the country based off population count. The 34 states we operate in encompass all 16 MSAs with additional secondary and tertiary cities contributing as well.

Insurance Opportunity

A large percentage of our cost of revenues is direct insurance expense, which we pay to the insurance company. The premiums are broken into two categories, liability insurance and physical damage. The unique nature of our insurance enables us to keep insurance costs and liability low by leveraging state mandated insurance policies provided by the TNCs. Our insurance premiums have exceeded liability and physical damage claims throughout 2017, and we intend to examine self-insurance options in 2018.

Current estimates are that in excess of 35% of all commercial property and casualty premiums are in some form of alternative risk structure. The company has explored many forms of alternative risk structures including self-insurance through captive insurance programs and policies. Specifically, cell captives are entities consisting of a core and an indefinite number of cell entities which are kept legally separate from each other. A captive or protected cell is an ideal mechanism to deal with a large number of self-insured retention(s). The benefits of having a cell captive include:

●	generating a financial return through participating in the risk;

●	increased control over potential insurance coverage and costs;

●	illustrating to a carrier the willingness to share in the risk; and

●	creating more stability in the insurance program.

Pending a Q2 2018 feasibility study into the benefits of cell captives, the company believes it will be able to cut direct insurance costs by approximately 30% from 2017 premium levels. A potential 30% reduction in annualized premiums is a significant cost savings that increases the company’s gross profit margin and we believe it will contribute to company profitability in 2018. The company estimates some form of insurance cost savings will be in-place by the end of Q2 2018. To the extent the company offers insurance directly, then the company will disclosure any related revenues on the face of its income statements, in related notes and in the MD&A section of the company’s periodic reports.

In addition to self-insurance, the company is also working with our Managing General Agent (“MGA”) to develop new and innovative insurance products. The company has proposed a new type of owner “lay-up” insurance for vehicle owners on the HyreCar platform. Lay-up insurance replaces the need for an owner’s personal auto insurance policy and would represent significant cost savings when compared to other insurance options available in the market today. Offering this type of insurance product benefits the company in multiple verticals, including reduced insurance claim expense, greater customer retention and stickiness to the HyreCar platform. Our MGA has begun piloting lay-up insurance to vehicle owners.

Regulation

The California Public Utilities Commission (“CPUC”) was the first state regulatory body to impose rules and guidelines for ride-sharing in the United States. The CPUC designated Uber and Lyft transportation network companies or TNCs. The CPUC guidelines became the standard for all states across the U.S. Most states have adopted some form of the guidelines. California is one of the strictest states when it comes to regulating the TNCs. Our insurance works within the California guidelines which makes it easily adoptable by future state mandates outside of California.

Changes in government regulation of our business have the potential to materially alter our business practices or our operational results. Depending on the jurisdiction, those changes may come about through the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on ride-sharing businesses, depending on the circumstances. Potential changes in law or regulation that may affect us relate to insurance intermediaries, customer privacy, data security and rate regulation.

In addition, our operations also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the U.S. or internationally. Such a regime could, however, be quickly imposed if there was a serious disruption in the fuel supply for any reason, including an act of war, terrorist incident or other problem, such as the devastation caused by hurricane Harvey, affecting the petroleum supply, refining, distribution or pricing.

Employees

As of the date of this prospectus, we employ 26 full-time personnel at our executive offices.

Description of Property

Our corporate offices are located at 355 South Grand Avenue, Suite 1650, Los Angeles, California 90071. Our lease for this office space expires in 2021.

Legal Proceedings

In September 2015, a claim was made by certain former founders (the “Claimants”) against the company for violations of the founders’ agreement. The Claimants and the company entered into a confidential settlement agreement and general mutual release on April 25, 2016. The arbitration settlement provided that the Claimants would continue to own 190,177 shares of common stock and return the remaining shares to the company. Furthermore, the Claimants agreed that the shares, while not in a separate class, would not have voting rights until they are sold to a non-affiliated third party. The Claimants will be diluted upon capital raising, stock option offerings and vesting, however any dilution will remain consistent and proportional to the remaining founders’ dilution ratios and the Claimants will not be diluted more than the founders’ ratios in any capital raising transaction. The Claimants’ also are to receive a total of $110,000 paid out over eighteen (18) months starting November 1, 2016. As of December 31, 2017, $24,444 of the balance remained outstanding.

In July 2017, an owner of several vehicles that he was renting through the company’s platform filed arbitration seeking damages for losses associated with renting his vehicles, specifically losses associated with a claimed stolen vehicle, storage fees, damage/repair fees, an insurance deductible, and purported loss of income due to his inability to rent the stolen/damaged vehicles. In December 2017, the owner also filed a lawsuit in Los Angeles Superior Court reasserting the same claims. The company believes that this action is without merit and is vigorously defending itself, while also exploring whether the dispute can be settled in an expeditious manner. The company has moved to compel the owner to arbitrate his claims and to stay his Superior Court case. That motion was heard on June 19, 2018 and the court granted the motion to compel arbitration.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our current executive officers and directors:

Name	Age	Position
Anshu “Andy” Bansal	39	Chairman of the Board of Directors
Joseph Furnari	37	Chief Executive Officer, Chief Financial Officer, and Director
Abhishek Arora	35	Chief Technology Officer, Secretary and Director
Michael Furnari	33	Chief Business Development Officer
Kit Tran	42	Chief Marketing Officer
Elizabeth Reynolds	36	Interim Chief Operating Officer
Grace Mellis	47	Director

Anshu “Andy” Bansal – Chairman of the Board of Directors

Anshu “Andy” Bansal is our co-founder and has served as a member of our board of directors since July 2014 and as chairman since October 2017. From July 2014 until October 2017, Mr. Bansal served as our Chief Technology Officer. Prior to co-founding HyreCar in July 2014, from April 2013, Mr. Bansal was a manager for Amazon Corporation. Prior to joining Amazon, Mr. Bansal held various positions in software companies such as Microsoft Corporation, Expedia, Inc. and H&R Block, Inc.  Mr. Bansal co-founded e-commerce website www.jaadudeals.com in India and has created “Talking Toons” iPhone app. In September 2009, Mr. Bansal founded Computer Engineering Corporation, an IT strategy consultancy. We believe Mr. Bansal should serve as a member of our board of directors due to the perspective and experience he brings as our co-founder and Chairman.

Joseph Furnari – Director, Chief Executive Officer and Chief Financial Officer

Joseph Furnari has served as our Chief Executive Officer since January 2017. From August 2016 until his appointment as Chief Executive Officer, Mr. Furnari served as our Chief Financial Officer. From May 2014 to April 2016, Mr. Furnari served as Vice President of Portfolio Management at The Palisades Group, LLC , where he managed a $5.2 billion portfolio of single family residential whole loan pools. From October 2009 to April 2014, he served as Assistant Vice President of Securitized Products Valuation at Morgan Stanley, where he coordinated monthly independent valuations of securitized products. From April 2006 to October 2009, Mr. Furnari served as a Senior Analytics Analyst at JP Morgan Chase & Co. We believe Mr. Furnari should serve as a member of our board of directors due to his extensive experience in the financial services industry.

Abhishek Arora – Director and Chief Technology Officer

Abhishek Arora is our co-founder and has served as our Chief Technology Officer since October 2017 and as our Secretary since June 2018. From July 2014 until October 2017, Mr. Arora served as our Chief Operating Officer. From October 2012 to September 2015, Mr. Arora was self-employed as a software consultant and founded Fillskills, an online marketplace to improve skills. At Fillskills he developed proprietary self-learning algorithms to search, parse and analyze national job data.  In addition, he has taught a wide variety of programming classes on iOS, C# and databases. We believe Mr. Arora should serve as a member of our board of directors due to his extensive experience in the technology industry.

Michael Furnari – Chief Business Development Officer

Michael Furnari has served as our Director of Sales since May 2016 and as our Chief Business Development Officer since October 2017. From August 2016 until June 2018, Mr. Furnari served as our Secretary. From August 2016 until January 2017 and again from April 2017 until January 10, 2018, Mr. Furnari served as member of our board of directors. From June 2013 to May 2016, Mr. Furnari served as Sales Manager at Hyatt Residence Group (HRG) Carmel Highlands, the highest volume property in the group’s portfolio. From December 2010 to June 2013, Mr. Furnari served as Facilities Manager at Target Corporation.

Kit Tran – Chief Marketing Officer

Kit Tran has served as our Chief Marketing Officer since November 2016. Prior to joining HyreCar in 2016, from October 2013 to November 2016, Mr. Tran was Vice President of Marketing and Monetization for Clicksco Group, an ad tech company based out of Dubai. Before Clicksco Group, Mr. Tran worked for a privately held media organization Market E’s, from January 2009 to December 2012. Between January 2005 and October 2008 Mr. Tran worked as a Digital Marketer on the agency side, for ad agencies, including RPA, The AOR for Honda, Acura, La-Z-Boy Inc., Bosley Inc., SoyJoy, Pentax and Mandalay Bay.

Elizabeth Reynolds – Interim Chief Operating Officer

Elizabeth Reynolds has served as our Interim Chief Operating Officer since October 2017. From May 2015 to February 2017, she was the Director of Operations at Cross Campus where she led the launch of new co-working locations and operational scaling. From January 2010 to April 2015, she consulted on general management and operations for multiple restauranteurs, including Chefs Mario Batali and Tony Esnault. Ms. Reynolds studied biology at Reed College and began her career path in research before returning to school to study education. After leaving academia, she accepted a position as Assistant Director for Body Worlds and traveled across the country and eventually into Los Angeles with the exhibit. She currently serves as an advisor for BIL Conference and LA Makerspace.

Grace Mellis – Director

Grace Mellis has served as a member of our board of directors since January 2018.  Grace is the founder and director of IGA Capital since August 2016, which is focused on finance and management advisory services.  From November 2013 to July 2016, Grace served in various roles at Greendot Corporation including SVP Corporate Finance and Business Intelligence and Chief Financial Officer.  Prior to that, Ms. Mellis was at JP Morgan from November 2004 to November 2013 in a number of roles, including Managing Director and Chief Financial Officer in their Corporate and Investment Bank covering Investor Services and Treasury and Securities Services Businesses and Head of International Strategy and Business Development.  Ms. Mellis holds both a Bachelor’s degree and Masters of Business Administration from Harvard University. We believe Ms. Mellis should serve as a member of our board of directors due to her extensive background in finance and business management.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Staggered Board

In accordance with the terms of our amended and restated certificate of incorporation that will become effective in connection with the closing of the IPO Offering and amended and restated bylaws that will become effective upon the effectiveness of the registration statement of which this prospectus is a part, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes will be composed as follows:

●	Mr. Arora will be a Class I director, whose terms will expire at the fiscal 2018 annual meeting of stockholders;

●	Messrs. Furnari and Bansal will be Class II directors, whose term will expire at the fiscal 2019 annual meeting of stockholders; and

●	Ms. Mellis will be a Class III director, whose term will expire at the fiscal 2020 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will continue to be apportioned as nearly equal in number as possible. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above.

The board of directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the board of directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors. The composition of each committee and its respective charter will be effective upon the effectiveness of the registration statement of which this prospectus is a part, and copies of each charter will be posted on the corporate governance section of our website at www.hyrecar.com. Each committee has the composition and responsibilities described below. Our board of directors may establish other committees from time to time.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the audit committee, compensation committee and nominating and corporate governance committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

Grace Mellis, Andy Bansal and Abhi Arora will serve on the audit committee, which will be chaired by Grace Mellis. Our board of directors has determined that Ms. Mellis, is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ms. Mellis as an “audit committee financial expert,” as defined under the applicable rules of the SEC. We intend to comply with the applicable independent requirements for all members of the audit committee within the time periods specified under such rules.

The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

Grace Mellis and Andy Bansal will serve on the compensation committee, which will be chaired by Ms. Mellis. Our board of directors has determined that Ms. Mellis is “independent” as defined in the applicable Nasdaq rules. We intend to comply with the applicable independent requirements for all members of the compensation committee within the time periods specified under such rules.

The compensation committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;

●	evaluating and making recommendations to the board of directors about director compensation;

●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Grace Mellis, Andy Bansal and Joseph Furnari will serve on the nominating and corporate governance committee, which will be chaired by Ms. Mellis. Our board of directors has determined that Ms. Mellis is “independent” as defined in the applicable Nasdaq rules. We intend to comply with the applicable independent requirements for all members of the nominating and corporate governance committee within the time periods specified under such rules.

The nominating and corporate governance committee’s responsibilities include:

●	developing and recommending to the board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

●	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

●	identifying individuals qualified to become members of the board of directors;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

●	overseeing the evaluation of our board of directors and management.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, effective upon the effectiveness of the registration statement of which this prospectus is a part, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following effectiveness, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, effective upon the effectiveness of the registration statement of which this prospectus is a part, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, and management succession planning. A copy of our corporate governance guidelines will be available on our website at www.hyrecar.com upon completion of the IPO Offering.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the board of directors.

Family Relationships

Messrs. Joseph Furnari and Michael Furnari are brothers.

Executive Compensation

Our named executive officers for fiscal 2017 set forth in this prospectus (the “Named Executive Officers”) are:

●	Joseph Furnari;

●	Michael Furnari; and

●	Abhishek Arora.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers during the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)

Joseph Furnari,	2017	100,000	—	—		44,200	—		144,200
CEO and CFO	2016	24,000	—	65,700	(3)	—	16,000	(4)	105,700

Michael Furnari,	2017	100,000	—	—		44,200	—		144,200
Chief Business Development Officer	2016	24,000	—	65,700	(3)	—	16,000	(4)	105,700

Abhishek Arora,	2017	96,000	—	—		28,298	—		124,298
Chief Technology Officer	2016	24,000	—	—		—	20,000	(4)	44,000

(1)	Reflects actual earnings for 2017 and 2016, which may differ from approved 2017 and 2016 base salaries due to start dates and effective dates of salary increases.

(2)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our financial statements, which are included in this prospectus. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Executive Officers.

(3)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our financial statements, which are included in this prospectus. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Executive Officers. The consideration paid by the Named Executive Officer for such restricted stock awards was a full recourse secured promissory note in the principal amount of $65,700. On May 23, 2018, we issued a bonus to the Named Executive Officer in the amount of $66,812.40, which was equal to the aggregate principal and any accrued but unpaid interest due under the promissory note, in lieu of the repayment of the outstanding obligations.

(4)	During the year ended December 31, 2016, the Named Executive Officer performed services for the company as an independent contractor prior to his employment with the company.

Employment Agreements

Named Executive Officers

Joseph Furnari

On September 12, 2016, the company entered into an employment agreement with Mr. Joseph Furnari to act as the company’s Chief Financial Officer, which may be terminated by the company at any time, for any reason, with or without cause. Compensation under the agreement includes an annual salary of $48,000. Subject to the discretion of the board, Mr. Furnari will be considered for an annual incentive bonus. In addition, the agreement also provided for the grant of 489,025 restricted shares of the company’s common stock under the company’s 2016 Equity Incentive Plan. In October 2016, Mr. Furnari’s annual salary was increased to $100,000. On April 6, 2017, we granted from the 2016 Equity Incentive Plan options for the purchase of 148,570 shares of our common stock to Mr. Furnari. The exercise price per share is $0.71.

Michael Furnari

On September 12, 2016, the company entered into an employment agreement with Mr. Michael Furnari to act as the company’s Secretary and Director of Sales, which may be terminated by the company at any time, for any reason, with or without cause. Compensation under the agreement includes an annual salary of $48,000. Subject to the discretion of the board, Mr. Furnari will be considered for an annual incentive bonus. In addition, the agreement also provided for the grant of 489,025 restricted shares of the company’s common stock under the company’s 2016 Equity Incentive Plan. In October 2016, Mr. Furnari’s annual salary was increased to $100,000. On April 6, 2017, we granted from the 2016 Equity Incentive Plan options for the purchase of 148,570 shares of our common stock to Mr. Furnari. The exercise price per share is $0.71.

Abhishek Arora

The company has an oral agreement with Mr. Abhishek Arora pursuant to which he receives an annual salary of $96,000 for his services as Chief Technology Officer. During the year ended December 31, 2017, Mr. Arora deferred $12,000 of his salary. As a result, Mr. Arora received cash compensation equal to $84,000 during the year ended December 31, 2017. Subject to the discretion of the board, Mr. Arora will be considered for an annual incentive bonus.

Other Executive Officers

Kit Tran

On June 21, 2018, the company entered into an employment agreement with Mr. Kit Tran, which has an initial term of one year; however, such agreement may be terminated at any time by Mr. Tran or the company, other than for Cause (as defined in the agreement). In the event of a for Cause termination, the company must provide written notice of such potential termination, which shall become effective if such Cause remains uncured ten days after such notice. Compensation under the agreement includes an annual salary of $96,000, which will increase to an annual rate of $144,000 upon completion of the IPO Offering or by August 31, 2018, whichever occurs first. In addition, the agreement also provides for the grant of an option to purchase up to 140,000 shares of the company’s common stock, subject to the approval of the board of directors. Subject to the discretion of the board, Mr. Tran will also be considered for an annual incentive bonus. Prior to June 21, 2018, the company had a consulting arrangement with Mr. Kit Tran, through an entity, pursuant to which Mr. Tran provided services to the company as its Chief Marketing Officer and earned consulting fees of $4,000 per month.

Elizabeth Reynolds

On June 16, 2017, the company entered into an employment agreement with Ms. Elizabeth Reynolds, which may be terminated at any time, for any reason, with or without cause. Compensation under the agreement includes an annual salary of $75,000. Subject to the discretion of the board, Ms. Reynolds will be considered for an annual incentive bonus. In addition, the agreement also granted Ms. Reynolds an option to purchase up to 75,000 shares of the company’s common stock, subject to vesting. In January 2018, Ms. Reynold’s salary was increased to an annual salary of $96,000.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock awards for each Named Executive Officer outstanding as of December 31, 2017.

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Joseph Furnari	4/6/2017	55,714	92,856	—	0.71	4/6/2027	—	—
	9/12/2016	—	—	—	—	—	145,621	800,916

Michael Furnari	4/6/2017	55,714	92,856	—	0.71	4/6/2027	—	—
	9/12/2016	—	—	—	—	—	145,621	800,916

Abhishek Arora	10/30/2017	26,979	8,021	—	1.75	10/30/2027	—	—

(1)	All of the outstanding equity awards described in the footnotes below were granted under our 2016 Equity Incentive Plan.

(2)	The options vest as follows: (i) 25% of the shares vested on April 30, 2017 for Messrs. Furnari and Furnari and November 14, 2015 for Mr. Arora and (ii) the remaining 75% of the shares subject to the options vest and become exercisable in 12 successive equal quarterly installments.

(3)	The restricted shares vest as follows: (i) 33% of the shares vest on the consummation of a sale of securities for aggregate gross proceeds of at least $250,000 in one or more transactions, which was satisfied as of June 14, 2016, and (ii) the remaining 67% of the shares vest in 36 successive equal monthly installments commencing as of May 1, 2016 and vesting in full on April 30, 2019.

Director Compensation

No compensation was paid to non-employee directors during 2017. However, Anshu “Andy” Bansal, our Chairman, received compensation of $65,000 and $24,000 during the years ended December 31, 2017 and 2016 for his services as Chief Technology Officer and for business advisory services after his resignation from such position in October 2017. In addition, on October 30, 2017, prior to her service as a board member, Ms. Mellis was granted an option to purchase 45,000 shares of common stock at an exercise price of $1.75 per share, which vests as to 50% of the shares on October 1, 2018 and the remaining 50% vests in 4 successive equal quarterly installments.

Our 2016 Equity Incentive Plan

Our board of directors and stockholders adopted our 2016 Equity Incentive Plan on August 27, 2016.

Share Reserve. As of December 31, 2017, we had 1,021,171 shares of common stock issuable upon exercise of outstanding stock options and no shares of common stock available for future awards. In connection with the adoption of our 2018 Equity Incentive Plan, no additional awards will be granted under our 2016 Equity Incentive Plan.

Term. Our 2016 Equity Incentive Plan will terminate ten years from the date our board of directors approves the plan, unless it is terminated earlier by our board of directors. In connection with the adoption of our 2018 Equity Incentive Plan, no additional awards will be granted under our 2016 Equity Incentive Plan.

Eligibility. Our 2016 Equity Incentive Plan authorizes the award of stock options, stock appreciation rights, restricted stock awards, or restricted stock units.

Administration. Our 2016 Equity Incentive Plan is administered by our board of directors; however, in connection with the IPO Offering, we our compensation committee, to be effective upon effectiveness of the registration statement in which this prospectus forms a part, will administer the plan. The administrator has the authority to construe and interpret our 2016 Equity Incentive Plan and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2016 Equity Incentive Plan may be made subject to “performance factors” and other terms in order to qualify as performance based compensation for the purposes of 162(m) of the Code.

Stock Options. Our 2016 Equity Incentive Plan provided for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees. All awards other than incentive stock options were available for grant to our employees, directors, consultants or other service providers. The exercise price of each stock option was at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders was at least equal to 110% of that value.

Options may be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In general, options vest over a four-year period. The maximum term of options granted under our 2016 Equity Incentive Plan is ten years.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted Stock. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award is determined by the administrator. Unless otherwise determined by the administrator at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted Stock Units. An RSU is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve certain performance conditions.

Additional Provisions. Awards granted under our 2016 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the administrator. Unless otherwise restricted by the administrator, awards that are nonstatutory stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the option by a permitted transfer. Awards that are incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2016 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, except in the case of death or permanent disability, in which case the options may be exercised for up to 12 months or six months, respectively, following termination of the optionee’s service to us.

If we experience a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will be exercisable for a period of time and will expire upon the closing of a change in control transaction. In the discretion of our compensation committee, the vesting of these awards may be accelerated upon the occurrence of these types of transactions.

Our 2018 Equity Incentive Plan

Our board of directors and stockholders adopted our 2018 Equity Incentive Plan on May 23, 2018 and June 21, 2018, respectively. Our 2018 Equity Incentive Plan is intended to align the interests of our stockholders and the recipients of awards under the 2018 Equity Incentive Plan, and to advance our interests by attracting and retaining directors, officers, employees and other service providers and motivating them to act in our long-term best interests. The material terms of the 2018 Equity Incentive Plan are as follows:

Plan term. The 2018 Equity Incentive Plan terminates on the tenth anniversary of May 23, 2018, unless terminated earlier by our board of directors.

Eligible participants. All officers, directors, employees, consultants, agents and independent contractors, and persons expected to become officers, directors, employees, consultants, agents and independent contractors of our Company or any of our subsidiaries are eligible to receive awards under the 2018 Equity Incentive Plan. The compensation committee of our board will determine the participants under the 2018 Equity Incentive Plan.

Shares authorized. 3,000,000 shares of common stock will be available for awards granted under the 2018 Equity Incentive Plan, subject to adjustment for stock splits and other similar changes in capitalization. The number of available shares will be reduced by the aggregate number of shares that become subject to outstanding awards granted under the 2018 Equity Incentive Plan. As of the first day of each calendar year beginning on or after January 1, 2020, the number of shares available for all awards under the 2018 Equity Incentive Plan will automatically increase by a number equal to the least of (i) 300,000 shares, (ii) five percent (5%) of the number of shares that are issued and outstanding as of that date, or (ii) a lesser number of shares as determined by the compensation committee. To the extent that shares subject to an outstanding award granted under the 2018 Equity Incentive Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of an award in cash, then those shares will again be available under the 2018 Equity Incentive Plan. In addition, any shares covered by an award that have been surrendered in connection with the payment of the award exercise or purchase price or in satisfaction of tax withholding obligations incident to the grant, exercise, vesting or settlement of an award will be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued pursuant to all awards under the 2018 Equity Incentive Plan.

Award types. Awards include non-qualified and incentive stock options, stock appreciation rights, bonus shares, restricted stock, restricted stock units, performance units and cash-based awards.

Administration. The compensation committee will interpret and administer the 2018 Equity Incentive Plan. The compensation committee’s interpretation, construction and administration of the 2018 Equity Incentive Plan and all of its determinations thereunder will be conclusive and binding on all persons.

The compensation committee shall have the authority to determine the participants in the 2018 Equity Incentive Plan, the form, amount and timing of any awards, the performance goals, if any, and all other terms and conditions pertaining to any award. The compensation committee may take any action such that (i) any outstanding options and stock appreciation rights become exercisable in part or in full, (ii) all or any portion of a restriction period on any restricted stock or restricted stock units will lapse, (iii) all or a portion of any performance period applicable to any performance-based award will lapse and (iv) any performance measures applicable to any outstanding award will be deemed satisfied at the target level or any other level. Subject to the terms of the 2018 Equity Incentive Plan relating to grants to our executive officers and directors, the compensation committee may delegate some or all of its powers and authority to the Chief Executive Officer and President or other executive officer as the compensation committee deems appropriate.

Stock options and stock appreciation rights. The 2018 Equity Incentive Plan provides for the grant of stock options and stock appreciation rights. Stock options may be either tax-qualified incentive stock options or non-qualified stock options. The compensation committee will determine the terms and conditions to the exercisability of each option and stock appreciation right.

The period for the exercise of a non-qualified stock option or stock appreciation right will be determined by the compensation committee provided that no option may be exercised later than ten years after its date of grant. The exercise price of a non-qualified stock option and the base price of a stock appreciation right will not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option. A stock appreciation right entitles the holder to receive upon exercise, subject to tax withholding in respect of an employee, shares of our common stock, which may be restricted stock, with a value equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right.

Each incentive stock option will be exercisable for not more than 10 years after its date of grant, unless the optionee owns greater than 10% of the voting power of all shares of our capital stock, or a “ten percent holder”, in which case the option will be exercisable for not more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of a share of our common stock on its date of grant, unless the optionee is a ten percent holder, in which case the option exercise price will be the price required by the Internal Revenue Code of 1986, as amended, or the “Code”, currently 110% of fair market value.

Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of our common stock, share withholding or through a cashless exercise arrangement, as permitted by the applicable award agreement. All of the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

The compensation committee, without stockholder approval, may (i) reduce the exercise price of any previously granted option or the base appreciation amount of any previously granted stock appreciation right, or (ii) cancel any previously granted option or stock appreciation right at a time when its exercise price or base appreciation amount (as applicable) exceeds the fair market value of the underlying shares, in exchange for another option, stock appreciation right or other award or for cash.

Stock awards. The 2018 Equity Incentive Plan provides for the grant of stock awards. The compensation committee may grant a stock award as a bonus stock award, a restricted stock award or a restricted stock unit award and, in the case of a restricted stock award or restricted stock unit award, the compensation committee may determine that such award will be subject to the attainment of performance measures over an established performance period. All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a stock award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

The agreement awarding restricted stock units will specify whether such award may be settled in shares of our common stock, cash or a combination thereof and whether the holder will be entitled to receive dividend equivalents, on a current or deferred basis, with respect to such award. Prior to settlement of a restricted stock unit in shares of our common stock, the holder of a restricted stock unit will have no rights as our stockholder.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock will have rights as our stockholder, including the right to vote and receive dividends with respect to the shares of restricted stock, except that distributions other than regular cash dividends and regular cash dividends with respect to shares of restricted stock subject to performance-based vesting conditions will be held by us and will be subject to the same restrictions as the restricted stock.

Performance unit awards. The 2018 Equity Incentive Plan provides for the grant of performance unit awards. Each performance unit is a right, contingent upon the attainment of performance measures within a specified performance period, to receive a specified cash amount, shares of our common stock or a combination thereof which may be restricted stock, having a fair market value equal to such cash amount. Prior to the settlement of a performance unit award in shares of our common stock, the holder of such award will have no rights as our stockholder with respect to such shares. Performance units will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the specified performance period. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance unit award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

Cash-based awards. The 2018 Equity Incentive Plan also provides for the grant of cash-based awards. Each cash-based award is an award denominated in cash that may be settled in cash and/or shares, which may be subject to restrictions, as established by the compensation committee.

Performance goals. Under the 2018 Equity Incentive Plan, the vesting or payment of performance-based awards will be subject to the satisfaction of certain performance goals. The performance goals applicable to a particular award will be determined by the compensation committee at the time of grant. The performance goals may be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms.

Individual Limits. With respect to non-employee directors, the maximum grant date fair value of shares that may be granted to an individual non-employee director during any fiscal year of the Company is $150,000. In connection with a non-employee director’s commencement of service with the Company, the per person limit set forth in the previous sentence will be $150,000.

Amendment or termination of the 2018 Equity Incentive Plan. The board may amend or terminate the 2018 Equity Incentive Plan as it deems advisable, subject to any requirement of stockholder approval required by law, rule or regulation.

Change of control. In the event of a change of control, our board of directors may, in its discretion, (1) provide that (A) some or all outstanding options and stock appreciation rights will immediately become exercisable in full or in part, (B) the restriction period applicable to some or all outstanding stock awards will lapse in full or in part, (C) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (D) the performance measures applicable to some or all outstanding awards will be deemed to be satisfied at the target or any other level, (2) provide that some or all outstanding awards will terminate without consideration as of the date of the change of control, (3) require that shares of stock of the corporation resulting from such change of control, or a parent corporation thereof, be substituted for some or all of our shares subject to an outstanding award, and/or (4) require outstanding awards, in whole or in part, to be surrendered by the holder, and to be immediately canceled, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an option or stock appreciation right, the number of our shares then subject to the portion of such option or stock appreciation right surrendered, whether vested or unvested, multiplied by the excess, if any, of the fair market value of a share of our common stock as of the date of the change of control, over the purchase price or base price per share of our common stock subject to such option or stock appreciation right, (ii) in the case of a stock award, the number of shares of our common stock then subject to the portion of such award surrendered, whether vested or unvested, multiplied by the fair market value of a share of our common stock as of the date of the change of control, and (iii) in the case of a performance unit award, the value of the performance units then subject to the portion of such award surrendered; (B) shares of capital stock of the corporation resulting from such change of control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

Under the 2018 Equity Incentive Plan, a change of control will occur upon: (i) a person’s or entity’s acquisition, other than from us, of beneficial ownership of 50% or more of either our then outstanding shares or the combined voting power of our then outstanding voting securities, but excluding certain acquisitions by the company, its subsidiaries or employee benefit plans, or by a corporation in which our stockholders hold a majority interest; (ii) a reorganization, merger or consolidation of the company if our stockholders do not thereafter beneficially own more than 50% of the outstanding shares or combined voting power of the resulting company, (iii) certain changes to the incumbent directors of our Company, or (iv) a complete liquidation or dissolution of the company or of the sale or other disposition of all or substantially all of our assets; but excluding, in any case, the initial public offering or any bona fide primary or secondary public offering following the occurrence of the initial public offering.

New plan benefits. The benefits that might be received by officers, employees and non-employee directors cannot be determined at this time. All officers, employees and non-employee directors are eligible for consideration to participate in the 2018 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our common stock has been approved for listing on Nasdaq, therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of Nasdaq. On the basis of information solicited from each director, the board has unanimously determined that only Grace Mellis is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years ($2,771) in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” the following is a description of all related person transactions that occurred during the period from January 1, 2014 through the present (the “Reporting Period”).

Claim based on Founders Agreement

In September 2015, a claim was made by certain former founders (the “Claimants”) against the company for violations of the founders’ agreement. The Claimants and the company entered into a confidential settlement agreement and general mutual release on April 25, 2016. The arbitration settlement provided that the Claimants would continue to own 190,177 shares of common stock and return the remaining shares to the company. Furthermore, the Claimants agreed that the shares, while not in a separate class, would not have voting rights until they are sold to a non-affiliated third party. The Claimants will be diluted upon capital raising, stock option offerings and vesting, however any dilution will remain consistent and proportional to the remaining founders’ dilution ratios and the Claimants will not be diluted more than the founders’ ratios in any capital raising transaction. The Claimants’ also are to receive a total of $110,000 paid out over eighteen (18) months starting November 1, 2016. As of December 31, 2017, $24,444 of the balance remained outstanding.

Sale of Promissory Notes and Warrants

From May 23, 2016 through September 6, 2016, we issued $500,000 in convertible promissory notes to investors pursuant to a Convertible Note Purchase Agreement. Each of Joseph Furnari, a director and officer, and Michael Furnari, an officer, purchased convertible promissory notes in the amount of $50,000. The convertible promissory notes bore interest at the rate of 12%, with a default rate of 15%, and were due three years from the date of issuance. During the Reporting Period, $50,000 was the highest principal amount and $4,093 in interest was owed to each of Joseph Furnari and Michael Furnari.

On May 1, 2017 we entered into certain Note and Warrant Purchase Agreements whereby we issued and sold to investors, one of whom was Michael Furnari, an officer, promissory notes for an aggregate principal amount of $350,000 together with five-year warrants to purchase up to 200,000 shares of common stock at an exercise price of $2.10 per share. The notes bear no interest and have a maturity date of May 1, 2018. The company issued a promissory note in the principal amount of $100,000 to Mr. Furnari. As of the date of this prospectus, the promissory notes remain outstanding.

Sale of Series Seed Preferred

Between August 22, 2016 and February 14, 2017, we sold a total of 1,407,671 shares of our Series Seed Preferred to Abdullah Al Dhowayan, a former director, in exchange for $1,000,000.

Participation in 2017 Private Placement Offering of Common Stock

Starting in June 2017, we undertook a private placement for the sale of common stock for $1.75 per share. During the year ended December 31, 2017, 1,236,588 shares of common stock were sold for gross proceeds of $2,164,029. The father and brother of the company’s Chief Executive Officer and the Chief Business Development Officer purchased an aggregate of 14,800 shares for $25,900 in this offering.

Related Party Advances

From time to time we receive advances from related parties for short-term working capital. Such advances are considered short-term and noninterest bearing. As of March 31, 2018, we have received a total of $9,629 in advances.

Note and Stock Pledge Termination

On May 23, 2018, we issued a bonus to Joseph Furnari and Mike Furnari, each in the amount of $66,812.40, in lieu of the repayment of outstanding indebtedness equal to such amount. This indebtedness was represented by full recourse secured promissory notes used to pay the purchase price for restricted stock awards to these individuals. Our board of directors made this decision to comply with the requirements of Section 402 of the Sarbanes-Oxley Act, which prohibits public companies from extending loans to its executive officers. In connection with such note termination, any collateral securing the performance of the obligations under the notes, including the shares of common stock pledged to us, were released.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

In connection with the IPO Offering, we adopted a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2018 for:

●	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of our common stock is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of the date of this prospectus. Except as indicated by footnote, and subject to applicable community property laws, we believe the persons identified in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

In the following table, percentage ownership prior to this offering is based on 7,946,876 shares of our common stock outstanding as of April 30, 2018, assuming conversion of all outstanding shares of preferred stock in to an aggregate of 2,429,638 shares of our common stock and all vested and unvested restricted stock but excluding 10,000 shares issuable to a consultant upon completion of the IPO Offering.. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of April 30, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the following persons is 355 South Grand Avenue, Suite 1650, Los Angeles, California 90071, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering

Named Executive Officers and Directors:
Anshu “Andy” Bansal(1)	1,080,643	13.6%
Joseph Furnari(2)	667,778	8.3%
Abhishek Arora(3)	930,743	11.7%
Michael Furnari(4)	724,921	9.0%
Grace Mellis(5)	86,000	1.1%

All directors and executive officers as a group (7 persons)(6)	3,490,085	42.5%

Other 5% Stockholders:
Alyaseen Agricultural Company(7)	594,286	7.5%
Mohammed Abdullah A Al Baadi(8)	500,000	6.3%
Catalytic Holdings I LLC(9)	426,941	5.1%

(1)	Consists of 1,080,643 shares of common stock.
(2)	Consists of (i) 489,025 shares of common stock of which 18,203 are unvested restricted stock that will vest within 60 days of April 30, 2018 and 91,013 shares are unvested restricted stock that will not vest within 60 days of April 30, 2018, (ii) 95,182 shares of common stock issuable upon conversion of preferred stock in connection with the IPO Offering and (iii) 83,571 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2018.
(3)	Consists of (i) 898,254 shares of common stock and (ii) 32,489 shares issuable upon exercise of options exercisable within 60 days of April 30, 2018.
(4)	Consists of (i) 489,025 shares of common stock of which 18,203 are unvested restricted stock that will vest within 60 days of April 30, 2018 and 91,013 shares are unvested restricted stock that will not vest within 60 days of April 30, 2018, (ii) 95,182 shares of common stock issuable upon conversion of preferred stock in connection with the IPO Offering, (iii) 83,571 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2018 and (iv) 57,143 shares of common stock issuable upon exercise of warrants exercisable within 60 days of April 30, 2018.
(5)	Consists of 86,000 shares of common stock.

(6)	Consists of (i) 3,042,947 shares of common stock of which 36,406 are unvested restricted stock that will vest within 60 days of April 30, 2018 and 182,026 shares are unvested restricted stock that will not vest within 60 days of April 30, 2018, (ii) 190,364 shares of common stock issuable upon conversion of preferred stock in connection with the IPO Offering, (iii) 199,631 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2018 and (iv) 57,143 shares of common stock issuable upon exercise of warrants exercisable within 60 days of April 30, 2018.
(7)	Consists of 594,286 shares of common stock issuable upon conversion of preferred stock in connection with the IPO Offering. Mr. Sadek Al-Ramadan is the Chief Executive Officer of Alyaseen Agricultural Company and has voting and dispositive power of the shares. The stockholder’s address is P.O. Box 158, Shahabia Street, Hofuf 31982, Saudi Arabia.
(8)	Consists of 500,000 shares of common stock issuable upon conversion of preferred stock in connection with the IPO Offering. The stockholder’s address is P.O. Box 7401, Dhahran – Qusoor District 34245, Saudi Arabia.
(9)	Consists of (i) 284,627 shares of common stock issuable upon conversion of the Notes and (ii) 142,314 shares of common stock issuable upon exercise of the Warrants. Dmitriy Shapiro has voting and investment power over these securities. Catalytic Holdings I LLC is located at 135 Oceana Drive East, Apartment 4E, Brooklyn, New York 11235, Care of Dmitriy Shapiro.

Description of Securities

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, which will be effective upon the closing of the IPO Offering and amended and restated bylaws, which will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The descriptions of the common stock and convertible preferred stock give effect to changes to our capital structure that will occur immediately prior to the completion of IPO Offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of the IPO Offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.00001 per share, and 15,000,000 shares of preferred stock, par value $0.00001 per share, all of which shares of preferred stock will be undesignated.

As of April 30, 2018, 7,946,876 shares of our common stock were outstanding and held by 95 stockholders of record, which includes 494,851 shares of issued but unvested restricted stock subject to forfeiture. Of such unvested shares, we agreed to register 200,000 shares held by Insight Advisory, LLC pursuant to a consulting agreement. The amount outstanding assumes the conversion of all outstanding shares of our convertible preferred stock into common stock, which will occur immediately prior to the closing of the IPO Offering.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Immediately prior to the completion of the IPO Offering, all outstanding shares of our convertible preferred stock will be converted into shares of our common stock. Upon the consummation of the IPO Offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. We currently have no plans to issue additional shares of preferred stock.

Senior Secured Convertible Notes and Related Warrants

Between January 2018 and April 2018, pursuant to a securities purchase agreement, the company issued and sold senior secured convertible promissory notes (the “Notes”) to accredited investors in the aggregate principal amount of $3,046,281. The Notes bear interest at the rate of 13% per annum and are due eight months from the issuance date (the “Maturity Date”). The Notes provide that the principal and all accrued and unpaid interest on the Notes are convertible to shares of common stock at a conversion rate of $2.5480 per share or seventy percent (70%) of the IPO price per share or, if the IPO has not occurred by the Maturity Date, 70% of the company’s next bona fide sale of its preferred stock or common stock in excess of $1,000,000 in gross proceeds, in one transaction or a series of related transactions, which offering definitively sets a price per share of the company’s common stock or preferred stock. The obligations under the Notes are secured by the company’s assets.

The note holders will also receive warrants to purchase up to 50% of the shares receivable upon conversion of the Notes at a price of one-hundred and twenty-five percent (125%) of the conversion price of the of the Notes. Prior to the Notes being convertible, these holders do not have a right to exercise any number of warrants.

Pursuant to the terms of the securities purchase agreement, until all of the liabilities under the Notes are paid in full, the company cannot incur any future indebtedness unless such indebtedness is subordinate to the Notes and trade indebtedness in the ordinary course of business. In addition, so long as the Notes and the warrants are outstanding, the company cannot effect any Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the company or the market for the common stock, (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the company may issue securities at a future determined price, (iii) cooperates with any person to effect any exchange of securities and/or indebtedness of the company in connection with a proposed sale of such securities from an existing holder of such securities to a third party, or (iv) reduces and/or otherwise changes the exercise price, conversion price and/or exchange price of any common stock equivalent of the company and/or amends any non-convertible indebtedness of the company to make it convertible into securities of the company.

Upon any default of the notes for non-payment, any bankruptcy event or breach of the Notes or other transaction documents, the company may be liable to pay a default redemption amount equal to 130% of the amount due under the Notes and deliver an additional warrant to purchase 50% of the common stock issuable upon conversion of the Notes.

Pursuant to the terms of the securities purchase agreement, the company also agreed to register the shares underlying the Notes and Warrants.

Other Notes

On May 1, 2017, we entered into certain note and warrant purchase agreements whereby we issued and sold to investors promissory notes for an aggregate principal amount of $350,000 together with five-year warrants to purchase up to 200,000 shares of common stock at an exercise price of $2.10 per share. The notes bear no interest and have a maturity date of May 1, 2018.

Other Warrants

As of the date of this prospectus, we had outstanding warrants to purchase up to (i) 200,000 shares of common stock at an exercise price of $2.10 per share; (ii) 60,392 shares of common stock at an exercise price of $2.00 per share; (iii) 28,993 shares of common stock at an exercise price of $7.50 per share, (iv) 649,602 shares of common stock at an exercise price of $3.185 per share, assuming the senior Notes are initially convertible into 1,299,199 shares of common stock; and (v) 15,455 shares of common stock at an exercise price of $2.80 per share issuable to a certain designee of the placement agent for the Notes.

2016 Equity Incentive Plan

An aggregate of 2,227,777 shares of common stock were initially reserved for issuance under our 2016 Equity Incentive Plan. As of December 31, 2017, we had 1,021,171 shares of common stock issuable upon exercise of outstanding stock options and no shares of common stock available for future awards. In connection with the adoption of our 2018 Equity Incentive Plan, no additional awards will be granted under our 2016 Equity Incentive Plan.

2018 Equity Incentive Plan

An aggregate of 3,000,000 shares of common stock are reserved for issuance under our 2018 Equity Incentive Plan. As of June 1, 2018, there are 3,000,000 shares of common stock available for future awards under the 2018 Equity Incentive Plan.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all of our outstanding stock or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of our outstanding stock.

Our certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by our stockholders of our bylaws require the approval of at least 66 and 2/3% of the voting power of all of our outstanding stock. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could delay changes in management.

Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our bylaws in all respects. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that a special meeting of our stockholders may be called only by our Secretary and at the direction of our board of directors by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

Our transfer agent and registrar is VStock Transfer, LLC whose address is 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “HYRE.”

Shares Eligible for Future Sale

Prior to the IPO offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock, or securities or instruments convertible into shares of our common stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after the IPO Offering concludes, due to the contractual and legal restrictions described below, there may be resales of substantial amounts of our common stock in the public market after those restrictions lapse. This could adversely affect the market price of our common stock prevailing at that time.

Upon the completion of the IPO Offering, a total of 10,466,876 shares of our common stock (10,844,876 shares if the underwriters exercise their option to purchase additional shares in full) will be outstanding. This number excludes any issuance of an aggregate of additional shares of common stock that could occur in connection with the conversion of our outstanding convertible promissory notes, options and warrants.

All shares of common stock sold in the IPO offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares of our common stock not sold in this offering are “restricted securities” within the meaning of Rule 144, and would be tradable only if they are sold pursuant to an effective registration statement filed under the Securities Act, or if they qualify for an exemption from registration, including under Rule 144.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale; and

●	provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons relying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Persons relying on Rule 701 to transact in our Common Stock, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and certain stockholders have entered into lock-up agreements with respect to the disposition of their shares.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of our common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at a price of $5.00 per share. The selling stockholders may use any one or more of the following methods when selling shares:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE

There currently is no public market for our common stock. The selling stockholders will determine at what price they may sell our common stock, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” above for more information.

Legal Matters

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Mitchell Silberberg & Knupp LLP, Los Angeles, California. As of the date of this prospectus, an entity affiliated with Mitchell Silberberg & Knupp LLP owns 37,755 shares of common stock shares and preferred stock convertible into 74,109 shares of common stock in connection with the offering contemplated by the IPO Prospectus.

Experts

The company’s financial statements appearing elsewhere in this prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph as to our ability to continue as a going concern, of dbbmckennon, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of dbbmckennon as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus. We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. You can read our filings over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. In addition, you can find more information about us on our website at http://www.hyrecar.com.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of HyreCar, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HyreCar, Inc. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company will require additional financing and has incurred losses since Inception, and has significant operating costs expected to be incurred in the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

We have served as the Company’s auditor since 2016.

Newport Beach, California

March 23, 2018

F-2

HYRECAR, INC.

BALANCE SHEETS

	(Unaudited) March 31, 2018	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash	$810,119	$213,944	$516,163
Accounts receivable	32,200	41,000	-
Related party receivable	-	-	7,000
Deferred offering costs	194,369	135,608	-
Deferred expenses	47,047	35,153	14,614
Other current assets	82,560	118,020	216
Total current assets	1,166,295	543,725	537,993

Property and equipment, net	3,577	-	-
Other assets	90,000	90,000	20,325
Total assets	$1,259,872	$633,725	$558,318

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,046,982	$1,355,064	$45,986
Accrued liabilities	254,288	119,226	161,311
Deferred revenue	67,724	47,718	20,436
Related party advances	9,629	9,629	9,629
Note payable, net of discount	48,972	46,368	-
Notes payable - related party, net of discount	297,011	278,607	-
Convertible debt, net of discount	2,333,142	-	-
Settlement payable	6,111	24,444	73,333
Total current liabilities	4,063,859	1,881,056	310,695

Convertible debt	-	-	350,000
Convertible debt - related parties	-	-	150,000
Settlement payable, net of current portion	-	-	24,445
Total liabilities	4,063,859	1,881,056	835,140

Commitments and contingencies (Note 3)	-	-	-

Stockholders’ deficit:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 2,429,638, 2,429,638, and 985,369 issued and outstanding as of March 31 2018 and December 31, 2017 and 2016, respectively	1,591,886	1,591,886	700,000
Common stock, 50,000,000 shares authorized, par value $0.00001, 5,252,953, 5,252,953, and 3,978,610 issued and outstanding as of March 31 2018 and December 31, 2017 and 2016, respectively	52	52	39
Additional paid-in capital	2,764,394	2,553,672	142,961
Subscription receivable - related party	(140,434)	(140,087)	(138,700)
Accumulated deficit	(7,019,885)	(5,252,854)	(981,122)
Total stockholders’ deficit	(2,803,987)	(1,247,331)	(276,822)
Total liabilities and stockholders’ deficit	$1,259,872	$633,725	$558,318

See accompanying notes to financial statements

F-3

HYRECAR, INC.

STATEMENTS OF OPERATIONS

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016

Revenues	$1,714,183	$505,325	$3,223,874	$515,437

Cost of revenues	1,290,872	468,452	2,912,548	427,936

Gross profit	423,311	36,873	311,326	87,501

Operating Expenses:
General and administrative	889,254	315,884	1,819,588	438,055
Sales and marketing	883,027	319,677	1,871,649	370,947
Research and development	225,087	81,468	687,039	117,059
Total operating expenses	1,997,368	717,029	4,378,276	926,061

Operating loss	(1,574,057)	(680,156)	(4,066,950)	(838,560)

Other (income) expense :
Interest expense	161,773	140,065	202,454	31,153
Other expense	31,201	3,009	1,528	509
Other income	-	-	-	(4,346)
Total other (income) expense	192,974	143,074	203,982	27,316

Loss before provision for income taxes	(1,767,031)	(823,230)	(4,270,932)	(865,876)

Provision for income taxes	-	-	800	800

Net loss	$(1,767,031)	$(823,230)	$(4,271,732)	(866,676)

Weighted average shares outstanding - basic and diluted	5,252,953	3,978,610	4,590,478	3,645,988
Weighted average net loss per share - basic and diluted	$(0.34)	$(0.21)	$(0.93)	$(0.24)

See accompanying notes to financial statements

F-4

HYRECAR, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Additional Paid-in	Subscription Receivable - Related	Accumulated	Total Stockholders
	Shares	Amount	Shares	Amount	Capital	Parties	Deficit	Deficit
December 31, 2015	-	$-	3,341,665	$33	$47	$-	$(114,446)	$(114,366)
Series Seed Preferred Stock issued for cash	985,369	700,000	-	-	-	-	-	700,000
Restricted stock issued for services	-	-	434,689	4	4,216	-	-	4,220
Return shares - forfeited restricted stock	-	-	(830,131)	(8)	8	-	-	-
Common stock issued for subscription receivable - related party	-	-	1,032,387	10	138,690	(138,700)	-	-
Net loss	-	-	-	-	-	-	(866,676)	(866,676)
December 31, 2016	985,369	$700,000	3,978,610	$39	$142,961	$(138,700)	$(981,122)	$(276,822)
Preferred stock issued for services	78,059	55,452	-	-	-	-	-	55,452
Stock option compensation	-	-	-	-	281,229	-	-	281,229
Shares issued for payables	-	-	37,755	1	66,069	-	-	66,070
Discount on warrants issued with convertible debt	-	-	-	-	84,031	-	-	84,031
Conversion of convertible debt	943,908	536,434	-	-	-	-	-	536,434
Series Seed Preferred Stock issued for cash	422,302	300,000	-	-	-	-	-	300,000
Common stock issued for cash	-	-	1,236,588	12	2,164,017	-	-	2,164,029
Offering costs	-	-	-	-	(320,130)	-	-	(320,130)
Contingent beneficial conversion feature triggered upon conversion	-	-	-	-	134,108	-	-	134,108
Interest on subscription receivable	-	-	-	-	1,387	(1,387)	-	-
Net loss	-	-	-	-	-	-	(4,271,732)	(4,271,732)
December 31, 2017	2,429,638	$1,591,886	5,252,953	$52	$2,553,672	$(140,087)	$(5,252,854)	$(1,247,331)
Stock option compensation	-	-	-	-	48,917	-	-	48,917
Stock compensation on forfeitable restricted common stock	-	-	-	-	161,458	-	-	161,458
Interest on subscription receivable	-	-	-	-	347	(347)	-	-
Net loss	-	-	-	-	-	-	(1,767,031)	(1,767,031)
March 31, 2018 (unaudited)	2,429,638	$1,591,886	5,252,953	$52	$2,764,394	$(140,434)	$(7,019,885)	$(2,803,987)

See accompanying notes to financial statements

F-5

HYRECAR, INC.

STATEMENTS OF CASH FLOWS

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,767,031)	$(823,230)	$(4,271,732)	$(866,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	143	-	-	-
Forgiveness of related party advance	-	-	7,500	7,500
Amortization of debt discount	103,453	-	59,006	-
Interest expense on beneficial conversion feature	-	134,108	134,108	-
Stock-based compensation	210,375	-	336,681	4,220
Changes in operating assets and liabilities:
Accounts receivable	8,800	-	(41,000)	-
Deferred expense	(11,894)	-	(20,539)	(14,614)
Accounts payable	(344,604)	183,140	1,330,148	41,383
Accrued liabilities	135,062	(40,127)	(5,651)	157,711
Deferred revenues	20,006	-	27,282	20,436
Settlement paid	(18,333)	(18,334)	(73,334)	(12,222)
Net cash used in operating activities	(1,664,023)	(564,443)	(2,517,531)	(662,262)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,720)	-	-	-
Related party advances	-	-	(500)	(14,500)
Deposits and other	(9,540)	(15,135)	(142,479)	(20,325)
Net cash used in investing activities	(13,260)	(15,135)	(142,979)	(34,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party advances	-	-	-	3,000
Proceeds from note payable	-	-	50,000	-
Proceeds from notes payable - related parties	-	-	300,000	-
Proceeds from convertible debt	2,318,579	-	-	350,000
Proceeds from convertible debt - related parties	-	-	-	150,000
Offering costs	(45,121)	-	(455,738)	-
Proceeds from sale of preferred stock	-	300,000	300,000	700,000
Proceeds from sale of common stock	-	-	2,164,029	-
Net cash provided by financing activities	2,273,458	300,000	2,358,291	1,203,000

Increase (decrease) in cash and cash equivalents	596,175	(279,578)	(302,219)	505,913
Cash and cash equivalents, beginning of period	213,944	516,163	516,163	10,250
Cash and cash equivalents, end of period	$810,119	$236,585	$213,944	$516,163

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,125	$-	$3,383	$-
Cash paid for income taxes	$800	$-	$800	$-

Non cash investing and financing activities:
Shares issued for subscription receivable and interest	$347	$347	$694	$138,700
Discount on debt with warrants	$-	$84,031	$84,031	$-
Debt and accrued interest converted to preferred stock	$-	$536,434	$536,434	$-

See accompanying notes to financial statements

F-6

HyreCar, Inc.

Notes to Financial Statements

NOTE 1 – NATURE OF OPERATIONS

HyreCar, Inc. was incorporated on November 24, 2014 (“Inception”) in the State of Delaware. The Company headquarters are located at Los Angeles, California.  The Company is a web-based marketplace that allows car owners to rent their idle cars to Uber and Lyft drivers safely, securely and reliably. The financial statements of HyreCar, Inc. (which may be referred to as “HyreCar”, the “Company,” “we,” “us,” or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – Unaudited Interim Financial Information

The accompanying balance sheet as of March 31, 2018, the statements of operations and cash flows for the three months ended March 31, 2018 and 2017, and the statement of stockholders’ deficit for the three months ended March 31, 2018 are unaudited. The unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the U.S. GAAP for interim financial information, within the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2018 and results of operations and cash flows for the three months ended March 31, 2018 and 2017. The financial data and the other information disclosed in these notes to the interim financial statements related to these three month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim consolidated financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2017 and notes thereto.

Going Concern and Management’s Plans

We will rely on debt and equity financing for working capital until positive cash flows from operations can be achieved and have incurred operating losses since Inception. These above matters raise substantial doubt about the Company’s ability to continue as a going concern. Throughout the next 12 months, the Company intends to fund its operations with funding from additional debt and/or equity, and increased revenue from our operations. If we cannot raise additional short-term capital, we may consume all our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

F-7

Hyrecar, Inc.

Notes to Financial Statements

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2018, December 31, 2017 and 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, notes payable, convertible debts and settlement payable. Fair values for these items were assumed to approximate carrying values because of their short-term nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported net of allowance for expected losses. It represents the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are charged to operations in the year in which those differences are determined, with an offsetting entry to a valuation allowance. As of March 31, 2018 and December 31, 2017 and 2016, the Company has no reserve allowance. As of March 31, 2018 and December 31, 2017 one customer made up of 100% of the balance in accounts receivable. The Company does not believe the loss of this customer would have a material impact on the Company’s financial position, results of operations, or cash flows.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over the shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed and the software will be used to perform the function intended. No costs have been capitalized to date.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Deferred Rent

The Company recognizes rental expense on a straight-line basis from the time of the lease commencement date through the end of the lease. As of March 31, 2018, the Company recognized deferred rent resulting from future escalating lease payments and abated rent totaling $80,821, which is included in accrued liabilities in the accompanying balance sheets.

F-8

Hyrecar, Inc.

Notes to Financial Statements

Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be netted against the proceeds of the offering in stockholders’ deficit or the related debt, as applicable, or charged to expense if the offering is unsuccessful.

Convertible Debt

Convertible debt is accounted for under the guidelines established by ASC 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion and/or debt issued with warrants, which is treated as a discount to the instruments where derivative accounting does not apply. The discounts are accreted over the term of the debt.

The Company calculates the fair value of warrants and conversion features issued with convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718, Compensation – Stock Compensation, except that the contractual life of the warrant or conversion feature is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock because of the redemption and conversion provisions, among other provisions. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ deficit.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Revenue Recognition

The Company recognizes revenue primarily from a transaction fee and an insurance fee when a car is rented on the Company’s platform when (a) persuasive evidence that an agreement exists which occurs when the rental contract is signed electronically between the two parties involved; (b) the services have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured which occurs simultaneously when the booking is accepted and the credit card or account on file is charged. The Company defers revenue where the earnings process is not yet complete.

The Company also recognizes revenue from other sources such as referrals, motor vehicle record fees (application fees), late rental fees, and other fees charged to drivers in specific situations.

F-9

Hyrecar, Inc.

Notes to Financial Statements

In limited circumstances, the Company provides contingent consideration in the form of a rebate or refund that is redeemable only if the customer completes a specific level of transaction over a specific time period. In such cases, the rebate or refund obligation is recognized as a reduction of revenues. Measurement of the total rebate or refund obligation is based on management estimates using historical data.

The following is a breakout of revenue components by subcategory for the three months ended March 31, 2018 and 2017, and the years ended December 31, 2017 and 2016.

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
Insurance fees	$957,167	$250,062	$1,650,512	$215,028
Transaction fees	694,938	222,021	1,465,426	232,279
Other fees	150,341	33,242	212,077	68,130
Incentives and rebates	(88,263)	-	(104,141)	-
Net revenue	$1,714,183	$505,325	$3,223,874	$515,437

Transaction fees and insurance fees are charged to a Driver in a single transaction. Drivers currently do not have an option to decline insurance at any point during the transaction.

Principal Agent Considerations

In accordance with ASC 605-45, Revenue Recognition: Principal Agent Considerations, we evaluate our service offerings to determine if we are acting as the principal or as an agent, which we consider in determining if revenue should be reported gross or net. Our primary revenue source is a transaction fee made from a confirmed booking of a vehicle on our platform. Key indicators that we evaluate to reach this determination include:

●	the terms and conditions of our contracts;

●	whether we are paid a fixed percentage of the arrangement’s consideration or a fixed fee for each transaction;

●	the party which sets the pricing with the end-user, has the credit risk and provides customer support; and

●	the party responsible for delivery/fulfillment of the product or service to the end consumer.

We have determined that we act as the agent in the transaction for vehicle bookings, as we are not the primarily obligor of the arrangement and receive a fixed percentage of the transaction. Therefore, revenue is recognized on a net basis.

For other fees such as insurance fees, referrals, and motor vehicle records (application fees) we have determined that revenue should be recorded on a gross basis. In such arrangements, the Company sets pricing, has risk of economic loss, has certain credit risk, provides support services related to these transactions, and has decision making ability about service providers used.

Gross billings is an important measure by which we evaluate and manage our business. We define gross billings as the amount billed to Drivers, without any adjustments for amounts paid to Owners or refunds. Gross billings include transactions from both our revenues recorded on a net and a gross basis. It is important to note that gross billings is a non-GAAP measure and as such, is not recorded in our financial statements as revenue. However, we use gross billings to asses our business growth, scale of operations and our ability to generate gross billings is strongly correlated to our ability to generate revenues. Gross billings may also be used to calculate net revenue margin, defined as the Company’s GAAP reportable revenue over gross billings.

The table below sets forth a reconciliation of our GAAP reported revenues to gross billings as follows:

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
Revenues (GAAP reported revenues)	$1,714,183	$505,325	$3,223,874	$515,437
Add: Refunds, rebates and deferred revenue	384,187	136,166	766,487	125,720
Add: Owner payments (not recorded in financial statements)	2,347,760	749,900	5,030,933	831,731
Gross billings (non-GAAP measure not recorded in financial statements)	$4,446,130	$1,391,391	$9,021,294	$1,472,888

F-10

Hyrecar, Inc.

Notes to Financial Statements

Cost of Revenues

Cost of revenues primarily include direct fees paid for driver insurance, merchant processing fees, and motor vehicle record fees incurred for paid driver applications.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expense was $407,538, $99,508, $433,506, and $123,479 for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalized development and maintenance costs. We expense these costs as incurred unless such costs qualify for capitalization under applicable guidance.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Compensation – Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or equity award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Stock-based compensation is included in the statements of operations as follows:

	(Unaudited) Three Months ended March 31, 2018	(Unaudited) Three Months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
General and administrative	$182,071	$-	$155,723	$-
Sales and marketing	21,711	-	138,406	-
Research and development	$6,593	$-	$42,552	$-

Income Taxes

The Company applies ASC 740, Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2017 and 2016, the Company has established a full allowance against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

F-11

Hyrecar, Inc.

Notes to Financial Statements

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and convertible debt. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the three months ended March 31, 2018 and 2017, there were 1,315,490 and 0 options or warrants excluded, respectively. For the years ended December 31, 2017 and 2016, there were 1,344,830 and 0 options or warrants excluded, respectively. As of March 31, 2018 and 2017, there were no debts convertible into common stock. For the years ended December 31, 2017 and 2016 the Company had convertible debt, convertible into 0 and 665,997 shares of common stock. As of March 31, 2018 and 2017, and December 31, 2017 and 2016, there was 2,429,638, 2,429,638, 2,429,638, and 985,369 shares of preferred stock convertible into common stock outstanding. Additionally, as noted in Note 5 below, the Company granted 264,285 unvested forfeitable restricted common stock to consultants during the three months ended March 31, 2018. These shares were not considered outstanding and were excluded from the calculation of loss per share as the effect would be antidilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

Other Concentrations

The Company relies on two insurance agencies to provide all insurance on vehicles in service. The loss of either of these insurance carriers would have a negative effect on our operations.

New Accounting Standards

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This guidance is effective for the annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently reviewing the provisions of the new standard, but it is not expected to have a significant impact on the Company.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which clarifies the presentation of restricted cash on the statement of cash flows. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning and ending cash balances on the statement of cash flows. This guidance is effective for fiscal years-and interim periods within those fiscal years-beginning after December 15, 2017, with early adoption permitted. The adoption of the provisions of this standard did not have a material impact on the Company.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address eight specific cash flow issues with the objective of reducing the existing diversity in practice. The eight specific issues are: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Businesses Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies; (6) Distributions Received from Equity Method Invitees; (7) Beneficial Interests in Securitization Transactions; and (8) Separately Identifiable Cash and Application of the Predominance Principle. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods, with early adoption permitted. The adoption of the provisions of this standard did not have a material impact on the Company.

F-12

Hyrecar, Inc.

Notes to Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes several practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently reviewing the provisions of the new standard.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 15, 2017 for public business entities and December 31, 2018 for all other entities. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently reviewing the provisions of the new standard.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Settlement and Legal

In September 2015, a claim was made by certain former founders against the Company for violations of the founders’ agreement. The claimants and the Company entered into an arbitration agreement on April 25, 2016 to settle the claim. The settlement stated that each of the claimants would maintain 190,177 shares of their common stock (post reverse split as described in Note 5) that was restricted per the founders’ agreement with the remaining being remitted back to the Company. However, the shares while not separate in class, would not have voting rights until such shares are sold to a non-affiliated third party. The claimants will be diluted upon subsequent money raises, stock option offerings and vesting, however, any dilution will remain consistent and proportional to the remaining Founders’ dilution ratios and will not be diluted more than the Founders’ ratios in any current or subsequent money raise. The claimants also are to receive a total of $110,000 paid out over eighteen (18) months starting November 1, 2016. As of March 31, 2018 and December 31, 2017 and 2016, $6,111, $24,444 and $97,778 of the balance remained outstanding, of which $6,111, $24,444, and $73,333 is considered short term, respectively.

In July 2017, an owner of several vehicles that he was renting through the company’s platform filed arbitration seeking damages for losses associated with renting his vehicles, specifically losses associated with a claimed stolen vehicle, storage fees, damage/repair fees, an insurance deductible, and purported loss of income due to his inability to rent the stolen/damaged vehicles. In December 2017, the owner also filed a lawsuit in Los Angeles Superior Court reasserting the same claims. The company believes that this action is without merit and is vigorously defending itself, while also exploring whether the dispute can be settled in an expeditious manner. The company has moved to compel the owner to arbitrate his claims and to stay his Superior Court case. That motion will be heard on June 19, 2018.

The Company is involved in claims and litigation from time to time in the normal course of business. At March 31, 2018, the Management of the Company believes there are no pending matters, except as noted above, that are expected to have a material adverse effect on the business of the Company, their financial condition, results of operations or cash flows.

Agreements

In November 2017, the Company entered into a 180-day agreement with a third-party broker/dealer to assist in raising funds under a private placement. For their services, they are to receive five (5) percent of the gross proceeds under the placement as a success fee defined by the agreement, non-callable warrants equal to ten (10%) of the aggregate number of shares of common stock, or in the case of non-convertible securities, the aggregate number of shares of common stock issuable as if the non-convertible securities were convertible into common stock at the public stock price on the date of closing if the Company is public or valuation per share on the date of closing if the Company is private (excluding warrants) sold to potential investors in the placement. The warrants entitle the holder to purchase securities of the Company at the same terms as issued under the placement, except that the exercise price of the warrants shall be 110% of the less of (a) the price at which securities (excluding the value of any warrants) are issued or (b) the exercise price of any warrants issued to entities funding the placement. The agreement also calls for $20,000 due upon execution of the agreement and non-accountable expense cash fees equal to three (3) percent of the gross proceeds due and payable immediately upon the closing of the placement. See Note 4 for 2018 Convertible Debt related to this agreement.

F-13

Hyrecar, Inc.

Notes to Financial Statements

Other

During 2017 and 2016, the Company leased office space in Los Angeles, CA on a month-to-month basis. Rent expense for the years ended December 31, 2017 and 2016 was $161,293 and $35,576, respectively.

In November of 2017, the Company entered a lease in Los Angeles, California commencing April 1, 2018, with the ability to occupy the facility in January 2018. The lease term is 39 months from the commencement date. Annual base rent is as follows: 2018 - $249,381, 2019 - $342,480, 2020 - $356,145, 2021 - $183,489, respectively. The lease required a deposit of $90,000. Per the lease agreement, the monthly rate will range from $27,708 to $31,167 a month.

Furniture Lease

Upon occupying the new leased space as disclosed above in January 2018, the Company entered into a 42-month furniture lease. The required down payment was paid using a portion of the tenant improvements allowance granted by the lessor noted above and as outlined within the agreement. The Company is to make 42-monthly installments of $1,000 each. At the end of the lease, the Company has the option to buy the furniture for $50,026 plus applicable taxes and fees.

NOTE 4 – DEBT

2016 Convertible Debt

From June to September 2016, the Company issued convertible debt to related parties and third parties with the same terms and conditions (“2016 Convertible Debt”) totaling $500,000, $150,000 of which was borrowed from related parties. The convertible debt bore interest at 12%, with a default rate of 15% and was due in three years from the date of issuance. The debt was automatically convertible upon 1) the consummation of an investment in the Company’s equity securities of over $250,000 through a single or series of transactions involving the same party or parties and 2) the occurrence of a liquidity event as defined by the agreements. The holder had the option to convert the entire unpaid and outstanding principal amount and any accrued interest thereon under this note on the maturity date. The conversion price was the lesser of 1) that price per share that is eighty percent (80%) of the purchase price per share of the same class and series of equity securities sold by the Company in a qualifying transaction or liquidity event or 2) an amount equal to $4,000,000 divided by the total number of outstanding shares of the Company’s common stock immediately prior to the transaction or liquidity event on a fully-diluted, as-converted basis.

In February 2017, the convertible debt was converted into Series Seed 1 Preferred Stock based on the conversion terms noted above due to the closing of a qualifying investment in equity securities. Accordingly, the convertible debt of $500,000 and accrued interest thereon totaling $36,434 was converted into 943,908 shares of Series Seed 1 Convertible Preferred Stock. Upon conversion, the contingent beneficial conversion feature was no longer contingent, and resulted in a discount and immediate accretion of such discount in the amount of $134,108, which was charged to interest expense in the accompanying statement of operations during the year ended December 31, 2017.

Interest expense for the 2016 Convertible Debt, including the charge for the beneficial conversion feature, for the years ended December 31, 2017 and 2016 totaled $140,065 and $30,477, respectively.

2017 Debt

In April and May 2017, the Company issued debt (“2017 Debt”) to related parties totaling $300,000 and a third party totaling $50,000 with the same terms and conditions. The 2017 Debt is due in one year and while it does not bear interest, 200,000 warrants were issued with the 2017 Debt. The warrants are exercisable at $2.10 and expire in five years. The Company calculated the relative fair value of the warrants using a Black-Scholes option pricing model with similar inputs as disclosed for stock options in Note 5, resulting in a discount of $84,031. During the three months ended March 31, 2018 and the year ended December 31, 2017, the Company accreted $21,008 and $59,006 of this discount to interest expense, respectively. The remaining discount of $4,017 as of March 31, 2018 will be amortized over the term of the debt on a straight-line basis due to the short-term nature of the debt.

Interest expense for the 2017 Debt, for the three months ended March 31, 2018 and the year ended December 31, 2017 totaled $21,008 and $59,006, respectively. No other periods presented contained interest expense related to the 2017 Debt.

F-14

Hyrecar, Inc.

Notes to Financial Statements

2018 Convertible Debt

During the three months ended March 31, 2018, pursuant to a securities purchase agreement, the Company issued and sold senior secured convertible promissory notes (the “Bridge Notes”) to accredited investors in the aggregate principal amount of $2,546,281, of which the Company received $2,318,579 after broker dealer and other fees withheld. The Company also incurred additional offering costs of $67,882 for a total debt discount of $295,584, which is to be accreted over the term of the Bridge Notes. The Company recorded amortization of this discount of $82,445 for the three months ended March 31, 2018, and the remaining amount to be amortized is $213,139 as of March 31, 2018. The Bridge Notes bear interest at the rate of 13% per annum and are due eight months from the original issue date, which ranges from September to November 2018 (the “Maturity Dates”). The Bridge Notes are not immediately convertible by the holder, but provide that the principal and all accrued and unpaid interest on the Bridge Notes are convertible to shares of common stock at a conversion rate of the lesser of $2.5480 per share or seventy percent (70%) of the initial public offering (“IPO”) price per share, or if the IPO has not occurred by the Maturity Dates, 70% of the Company’s next bona fide sale of its preferred stock or common stock in excess of $1,000,000 in gross proceeds, in one transaction or a series of related transactions, which offering definitively sets a price per share of the Company’s common stock or preferred stock. The obligations under the Bridge Notes are secured by the Company’s assets. The Bridge Notes also include contingent five-year warrants for 50% of the shares of common stock that the holder is entitled to in connection with the conversion of the Holder’s Bridge Note when the Bridge Note first becomes convertible. Prior to the Bridge Notes being convertible, the holder does not have a right to exercise these warrants. Upon the Bridge Notes being convertible and warrants exercisable, the exercise price shall be 125% of the then conversion price as noted above. See Note 3 for broker-dealer compensation related to these Notes.

The Bridge Notes contain various provisions that can cause a default, which primarily include non-performance of obligations or other events, as defined by the Bridge Notes. In an event of default, which is not cured within applicable cure periods, all amounts being owed to the holder become immediately due and payable at the default redemption amount, which equals 130% of the outstanding principal amount of the note and accrued and unpaid interest thereon, in addition to payment of all other amounts, costs, expenses, late fees, and liquidation damages due in respect to the note. The notes will also accrue interest at the lesser of 18% or the maximum rate permitted under applicable law. If the Bridge Notes are not repaid after a default event, the Company shall use 25% of all the Company’s future revenue and capital raised to pay down the note and provide an additional 50% warrant coverage of the shares of common stock the holder is entitled to in connection with the conversion of the note when it first becomes convertible at the same terms as noted above. In addition, immediately upon an event of default, the Company shall grant the collective holders of the Bridge Notes to appoint one (1) director to the board of directors until the event default is cured.

In addition to standard anti-dilution provisions, as defined by the agreements, if at any time while this Bridge Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues common stock or common stock equivalents entitling a person to acquire shares of common stock at an effective price per share lower than the conversion price noted above, then the conversion price shall be reduced to equal such lesser amount. Such adjustment shall be made whenever such common stock or common stock equivalents are issued.

NOTE 5 – STOCKHOLDERS’ DEFICIT

Reverse Stock Split

The Company executed a 1 for 1.8404 reverse stock split for each share of common stock outstanding on May 17, 2017. Unless otherwise stated, all share information herein has been retrospectively adjusted to reflect the reverse stock split.

Preferred Stock

In August 2016, the Company authorized 15,000,000 shares of preferred stock, par value $0.00001. Of these, the Company designated 4,471,489 shares as Series Seed 1 Convertible Preferred Stock (“Series Seed 1”).

Each share of Series Seed 1 shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series Seed 1 held are convertible as of the record date. Series Seed 1 and common stock vote together as a single class, except as provided by law or by other provisions of the certificate of incorporation.

Upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the corporation or deemed liquidation event (as defined by the HyreCar, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series Seed 1 Convertible Preferred Stock), the holders of shares of Series Seed 1 then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Series Seed 1 Original Issue Price, plus any dividends declared but unpaid thereon, or (ii)  such amount per share as would have been payable had all shares of Series Seed 1 been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the corporation or deemed liquidation event, the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed 1 the full amount to which they shall be entitled, the holders of shares of Series Seed 1 shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

F-15

Hyrecar, Inc.

Notes to Financial Statements

Each share of Series Seed 1 shall be convertible, at the option of the holder and at any time, into such number of shares of common stock as determined by dividing the Series Seed 1 original issue price by $0.71, subject to customary adjustments for stock dividends, stock splits, or other recapitalization with respect to the Series Seed 1.

During 2016, the Company issued 985,369 shares Series Seed 1 for aggregate proceeds of $700,000 or $0.71 per share. During the year ended December 31, 2017, the Company issued 422,302 shares of Series Seed 1 for aggregate proceeds of $300,000 to bring the total investment of Series Seed 1 to $1,000,000.

During the year ended December 31, 2017, convertible debt was converted into Series Seed 1 stock as disclosed in Note 4 above.

Common Stock

In August 2016, the Company increased the authorized shares from 10,000,000 to 50,000,000 shares of our common stock, each share having a par value of $0.00001.

Private Placement

Starting in June 2017, the Company undertook a private placement for the sale of common stock for $1.75 per share. During the year ended December 31, 2017, 1,236,588 common shares were sold for gross proceeds of $2,164,029. This private placement was closed as of December 31, 2017.

Relating to this offering, we are required to pay our investment banker 13% of proceeds and provide 10% warrant coverage. Accordingly, as of December 31, 2017, $281,324 in commissions have been paid or are payable along with $38,806 in related legal and other fees, both of which were netted against gross proceeds of the offering. Based on the amounts raised through December 31, 2017, the Company has issued the investment banker 123,659 warrants, exercisable at $2.00. The value of these warrants, for which similar inputs were used compared to stock options below, are both an increase and reduction to additional paid-in capital for a net zero effect on the gross proceeds of the offering.

Founders’ Stock

On or near the Inception date, the Company issued 4,346,882 shares of common stock to its four founders subject to vesting over a period of four years. On the date of issuance, the grant-date fair value was nil as the Company had no assets nor operations. In 2017 and 2016, a total of 0 and 624,865 shares were forfeited by founders due the settlement described in Note 3, as agreed upon. On August 27, 2016, the Company eliminated any additional vesting terms and all shares held at such time by founders were deemed vested.

Shares for Services

During the three months ended March 31, 2018, the Company granted 264,285 non-vested forfeitable shares of restricted common stock to three consultants for services. This restricted stock shall vest upon a qualified financing event, defined in each agreement as a financing of $10,000,000, on or before December 31, 2018. If a qualified financing event does not occur on or before December 31, 2018, all stock is forfeited. The Company did not account for these restricted shares as issued and outstanding per ASC 505-50-s99-1 as they are unvested and forfeitable based on a future contingent event. The Company will recognize the estimated fair value of the stock over the anticipated period over which they will become nonforfeitable. Accordingly, stock-based compensation of $161,458 was recognized during the three months ended March 31, 2018.

In December 2017, the Company issued 37,755 shares of common stock for payment of $66,070 in accounts payable related to legal services.

During 2016, the Company issued 434,689 shares of restricted common stock to our former Chief Executive Officer, subject to vesting over three years. Formal termination of the former Chief Executive Officer’s employment took place in January 2017; however, this related to circumstances that existed in 2016, and thus, the forfeited shares were deemed to be returned in 2016. The former Chief Executive Officer retained 229,419 shares of common stock for services provided. Related to this issuance, the Company recognized $4,220 of stock-based compensation within general and administrative expense in the accompanying statement of operations during the year ended December 31, 2016. As part of his severance, he was provided three months of pay totaling $24,000, and the Company forgave advances due the Company totaling $7,500.

F-16

Hyrecar, Inc.

Notes to Financial Statements

Collateralized Restricted Stock Purchases

In 2016, the Company issued 1,032,387 shares of restricted common stock to related parties that vest as follows: 33% upon a sale of securities for gross proceeds of at least $250,000 in one or more transactions and the remaining 67% vest monthly over three years, becoming fully vested in April 2019. For consideration of these shares, the related parties entered into note agreements totaling $138,700 that call for the principal and interest to be paid back in ten years from the date of the loan. The notes bear interest at 1%. The loans are secured by the related shares of common stock. If any portion of the shares are forfeited, the pro-rata portion of the note will be relieved. The Company accounted for these shares within equity as a subscription receivable - related parties. As of March 31, 2018, 741,416 shares have vested.

Stock Options

In 2016, the Board of Directors adopted the HyreCar, Inc. 2016 Incentive Plan (the “2016 Plan”).  The 2016 Plan provides for the grant of equity awards to highly qualified personnel, including stock options, restricted stock, stock appreciation rights, and restricted stock units to purchase shares of common stock.  Up to 2,227,777 shares of common stock may be issued pursuant to awards granted under the 2016 Plan. The 2016 Plan is administered by the Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.  There were no options granted during 2016.

During the year ended December 31, 2017, the board of directors approved the grant of 1,105,394 stock options under the 2016 Plan to various contractors and employees. There were no such grants in any other period presented. The granted options had an exercise prices ranging from $0.71 - $1.75, expire in five to ten years, and ranged from immediate vesting to vesting over a four-year period, many of which had vesting commencement dates retroactively applied based on the individual’s service period. The total grant date fair value of options granted to employees was approximately $286,966. Options granted to contractors are revalued each reporting period. Certain contractors were hired as employees in 2018 and, accordingly, such grants will be treated as employee grants prospectively. The stock options granted in 2017 and revalued during the three months ended March 31, 2018 were valued using the Black-Scholes pricing model with the following range of inputs:

	March 31, 2018	December 31, 2017
Expected Life (years)	5.25 - 6.00	5.50 - 6.25
Risk-free interest rate	2.56%	1.87 - 2.56%
Expected volatility	45%	40 - 45%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

F-17

Hyrecar, Inc.

Notes to Financial Statements

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

Management estimated the fair value of common stock by looking at a market approach which takes into consideration past sales of our common and preferred stock, as well Company developments to date.

A summary of the Company’s stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2016	-	$-	-
Granted	1,105,394	1.01	9.8
Exercised	-	-	-
Expired/Cancelled	(84,223)	0.71	9.3
Outstanding at December 31, 2017	1,021,171	$1.04	9.3

Exercisable at December 31, 2017	245,165	$0.82	9.1

During the three months ended March 31, 2018, 29,340 stock options were forfeited.

Stock option expense for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016 was $48,917, $0, $281,229, and $0 respectively. As of December 31, 2017, 245,165 stock options were considered vested. The remaining unvested employee options, including contractors who were hired as employees in 2018, will be expensed ratably through 2021 as follows: 2018 - $142,000, 2019 - $124,000, 2020 - $70,000, 2021 - $24,000.

Warrants

Relating to the 2017 Debt as described in Note 4, the Company issued 200,000 warrants to purchase common stock with a fixed exercise price of $2.10.

Relating to the private placement described above, the Company agreed to issue warrants to the placement agent, equal to 10% the amount of monies raised divided by $1.75. As of March 31, 2018, the Company had received $2,164,029 in gross funds from the private placement which has earned the placement agent 123,659 warrants to acquire common stock with an exercise price of $2.00. The value of the warrants nets against the funds raised but also is added back to equity for a net zero effect on equity.

The Company used the Black-Scholes pricing model to value the warrants, which had similar inputs to stock options included in the stock option section above except for the expected life of the warrants, which was set at five years.

As of December 31, 2017, all warrants were vested.

F-18

Hyrecar, Inc.

Notes to Financial Statements

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party Advances

From time to time during the years ended December 31, 2017 and 2016, the Company received advances from related parties for short-term working capital. Such advances are considered short-term and non-interest bearing and due on demand. As of March 31, 2018, December 31, 2017 and 2016, $9,629, $9,629 and $9,629, remained outstanding, respectively.

During the year ended December 31, 2017, advances of $7,500 to former officers were forgiven, as disclosed in Note 5.

Settlement

Certain shareholders and founders were involved in a settlement agreement as described in Note 3.

Common Stock

Certain officers and founders received shares of common stock and forfeited shares of common stock. Disclosures of issuances and forfeitures are disclosed in Note 5.

Convertible Debt

See Note 4 for disclosure of convertible debt to related parties.

Insurance

The president of the Company’s primary auto insurer, providing gap coverage for vehicles on the platform, when existing policy coverage is not applicable, is also a minority shareholder and holder of 2017 Debt with related warrants. As of March 31, 2018, and December 31, 2017 and 2016, the Company has outstanding balances to the insurer totaling $0, $337,882, and $0 included in accounts payable, respectively. During the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016, the Company paid the insurer approximately $1,411,000, $232,000, $2,340,000 and $264,000, respectively.

NOTE 7 – INCOME TAXES

The Tax Cuts and Jobs Act

The Tax Cuts and Jobs Act, or TCJA, reduced the U.S. federal corporate income tax rate from 35% to 21%. As a result, carryforwards have been recalculated to recognize the effect of future rates on deferred tax assets and liabilities. This resulted in a reduction in the deferred tax asset of approximately $62,000 with a corresponding decrease in the valuation allowance in the same amount, for zero net impact on the financial statements.

F-19

Hyrecar, Inc.

Notes to Financial Statements

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31, 2017, and 2016:

	2017	2016
Current tax provision
Federal	$-	$-
State	800	800
Total	$800	$800

Deferred tax provision (benefit)
Federal	$(739,000)	$(247,000)
State	(365,000)	(15,000)
Valuation allowance	1,104,000	262,000
Total	-	-
Total provision for income taxes	$800	$800

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Deferred tax asset attributable to:
Net operating loss carryover	$1,366,000	$262,000
Valuation allowance	(1,366,000)	(262,000)
Net deferred tax asset	$-	$-

No federal tax provision has been provided for the years ended December 31, 2017 and 2016 due to the losses incurred during such periods. The Company’s effective tax rate is different from the federal statutory rate of 34% due primarily to operating losses that receive no tax benefit because of a valuation allowance recorded for such losses and temporary differences related to a settlement.

	2017	2016
Statutory US Federal tax rate	34.0%	34.0%
Permanent differences:
State income taxes, net of Federal benefit	5.8%	5.8%
Stock compensation	-3.1%	-0.2%
Other	-0.9%	-0.2%
Temporary differences	0.7%	-4.4%
Change in effective tax rate	-10.7%	-
Valuation allowance	-25.8%	-35.0%
Total	0.0%	0.0%

Based on federal tax returns to be filed through December 31, 2017, we had available approximately $4,576,000 in recalculated U.S. and state tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards start to expire in 2035 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2015. The Company currently is not under examination by any tax authority.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to March 31, 2018, the Company issued additional senior secured convertible promissory notes totaling $500,000. Net receipts after offering costs related to these Notes were $460,000. The terms of such notes are the same as described in 2018 Convertible Debt in Note 4.

F-20

2,148,801 Shares of

Common Stock

SELLING STOCKHOLDER PROSPECTUS

June 26, 2018